UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

EVERBANK FINANCIAL CORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE
On April 3, 2013, EverBank Financial Corp filed its Definitive Proxy Statement on Schedule 14A (the "Original Proxy Statement") with the Securities and Exchange Commission. EverBank Financial Corp has discovered an error in the EDGAR version of the Original Proxy Statement in the 2012 GAAP ROE column of the table presented on page 25 of the Original Proxy Statement. The sole purpose of filing this amended Definitive Proxy Statement is to correct that error. No other changes have been made to the Original Proxy Statement.

EVERBANK FINANCIAL CORP
501 Riverside Ave.
Jacksonville, FL 32202

To our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of EverBank Financial Corp, to be held at 9:00 A.M., local time, on May 23, 2013, at the EverBank Center Auditorium, 301 W. Bay Street, Jacksonville, FL 32202.

We are using the Securities and Exchange Commission rule that allows us to furnish our proxy materials to stockholders over the Internet. On April 3, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the Internet and vote online. We believe the e-proxy process expedites stockholders’ receipt of proxy materials, offers a convenient way for stockholders to review the materials and substantially reduces our printing and mailing expenses. The Notice also contains instructions on how you can request paper copies of the proxy materials and annual report.

We hope you will plan to attend the stockholders’ meeting. Your vote is important and in order to ensure a quorum, we urge you to vote as soon as possible, even if you plan to attend the meeting. The Notice and the proxy statement contain instructions on how you can vote your shares over the Internet, by telephone, or by mail if you request and receive a printed copy of the proxy card.

Thank you for your continued interest in and support of EverBank Financial Corp.

Sincerely,

Robert M. Clements
Chairman and Chief Executive Officer

April 3, 2013

EVERBANK FINANCIAL CORP
501 Riverside Ave.
Jacksonville, FL 32202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 23, 2013

NOTICE IS HEREBY GIVEN that EverBank Financial Corp will hold its annual meeting of stockholders at the EverBank Center Auditorium, 301 W. Bay Street, Jacksonville, FL 32202 at 9:00 A.M., local time, on May 23, 2013, to consider and vote upon the following matters:

1.	The election of Gerald S. Armstrong, Joseph D. Hinkel, Robert J. Mylod, Jr. and Russell B. Newton, III as directors of EverBank Financial Corp;

2.	The ratification of the Audit Committee’s selection of Deloitte & Touche LLP as independent auditors of EverBank Financial Corp for the fiscal year ending December 31, 2013; and

3.	The transaction of such other business as may properly come before the meeting and any postponement or adjournment thereof.

Our Board of Directors has fixed the close of business on March 28, 2013, as the record date for the annual meeting. This means that only stockholders of record at such time are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A complete list of our stockholders of record entitled to vote at the annual meeting will be made available for inspection by any stockholder for ten days prior to the annual meeting at the principal executive offices of EverBank Financial Corp and at the annual meeting.

The annual meeting will begin promptly at 9:00 A.M., local time, and check-in will begin at 8:00 A.M., local time. Please allow ample time for the check-in process.

Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. You may vote over the Internet, by phone or by mail if you requested and received a printed proxy card or voter instruction form. This will not prevent you from voting in person at the annual meeting but it will help us to secure a quorum and avoid added solicitation costs.

BY ORDER OF THE BOARD OF DIRECTORS,

Thomas A. Hajda Executive Vice President, General Counsel and Corporate Secretary
April 3, 2013

2012 Grants of Plan-Based Awards	29
Outstanding Equity Awards at 2012 Fiscal Year-End	30
2012 Option Exercises and Stock Vested	31
Potential Payments Upon Termination of Employment	32
Compensation of Directors	35
Securities Authorized for Issuance Under Equity Compensation Plans	37
PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
General	38
Fees	38
Board of Directors Recommendation	38
AUDIT COMMITTEE REPORT	39
PROPOSALS OF STOCKHOLDERS	40
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS	40
EXPLANATORY NOTE	40
OTHER BUSINESS	40

EVERBANK FINANCIAL CORP
501 Riverside Ave.
Jacksonville, FL 32202

PROXY STATEMENT
FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

EverBank Financial Corp is furnishing this proxy statement to its stockholders in connection with the 2013 annual meeting of stockholders (“Annual Meeting”) to be held on Thursday, May 23, 2013, at 9:00 A.M., local time, at the EverBank Center Auditorium, 301 W. Bay Street, Jacksonville, FL 32202, and at any adjournment or postponement thereof. In this proxy statement, the Board of Directors is referred to as the “Board” and EverBank Financial Corp is referred to as “we”, “us”, “EverBank” or the “Company”. The matters to be considered and acted upon at the Annual Meeting are: (1) the election of four nominees as directors of the Company; (2) the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending 2013; and (3) such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Your proxy is solicited on behalf of the Board. You may revoke your proxy at any time before it is voted at the Annual Meeting. You may submit your proxy by voting by telephone or on the Internet by following the instructions provided. If you requested and received a paper proxy card or voting instruction form, you may also vote by signing, dating, and returning the proxy card or voting instruction form in the envelope provided. All properly submitted proxies delivered pursuant to this solicitation will be voted at the meeting and in accordance with instructions, if any.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide stockholders with access to our proxy materials over the Internet rather than providing them in paper form. Accordingly, on April 3, 2013, the Company sent to its stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials via the Internet, rather than a printed copy of the proxy materials. Stockholders may also obtain a copy of the proxy materials in printed form by following the procedures set forth in the Notice.

INFORMATION ABOUT EVERBANK FINANCIAL CORP
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, a federal savings bank organized under the laws of the United States, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investment products to consumers and businesses nationwide. EverBank provides services to customers through the Internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. As of December 31, 2012, the Company had approximately $18.2 billion in assets and $13.1 billion in deposits.

EverBank Financial Corp is a Delaware corporation, with its principal executive offices located at 501 Riverside Ave., Jacksonville, FL 32202. Our corporate website address is www.abouteverbank.com. Information on, or accessible through, our website is not part of, or incorporated by reference in, this proxy statement.

VOTING, REVOCABILITY AND SOLICITATION OF PROXIES

Voting Procedures and Revocation

The Board is soliciting proxies so that you can vote before the Annual Meeting. Even if you currently plan to attend the meeting, we recommend that you vote by proxy before the meeting to ensure that your vote will be counted.

If you are the record holder of your shares, there are three ways you can vote by proxy:

By Internet	You may vote over the Internet by going to www.proxyvote.com and entering your 12 digit control number that appears on your e-mail notification or the Notice.
By Telephone	You may vote by telephone by calling 1-800-690-6903 and following the recorded instructions. If you vote by telephone, you will also need your control number referred to above.
By Mail	If you request printed copies of the proxy materials be sent to you by mail, you may vote by filling out the proxy card and sending it back in the envelope provided.

If your shares are held in nominee or “street name”, you may vote your shares before the meeting by phone or over the Internet by following the instructions on the Notice or, if you received a voting instruction form from your brokerage firm, by mail by completing, signing and returning the form you received. You should check your voting instruction form to see if Internet or telephone voting is available to you. Although most brokers and nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. We encourage you to record your vote through the Internet.

The deadline for voting by telephone or through the Internet is 11:59 P.M., Eastern Time on May 22, 2013. You can revoke your proxy at any time before the vote is taken at the Annual Meeting by submitting to the Company’s Corporate Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the Annual Meeting and voting in person. Written notices of revocation and other communications about revoking proxies should be addressed to:

EverBank Financial Corp
501 Riverside Ave.
Jacksonville, FL 32202
Attention: Thomas A. Hajda, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

For the reasons set forth in more detail later in this proxy statement, the Board recommends you vote:

•	FOR the election of all of the director nominees named in this proxy statement (Proposal 1); and

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2).

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions received. If you requested printed copies of the proxy materials and sign and return your proxy card without giving specific voting instructions, your proxy will be voted in accordance with the Board’s above recommendations. The Board is currently unaware of any other matters that may be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one Notice or more than one set of paper proxy materials. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

Voting of Shares Held in Brokerage Accounts and Broker Non-Votes

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name” and you received the Notice from your broker or nominee (the “record holder”). As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. Pursuant to the rules of the New York Stock Exchange (“NYSE”), brokers or other nominees may not exercise discretionary voting power on non-routine matters. Brokers and other nominees who are NYSE members have discretionary voting power only with respect to routine matters, such as Proposal 2 (ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm). Brokers and other nominees will not be able to vote your shares regarding Proposal 1 (election of directors), unless you return your voting instruction form or submit your voting instructions by telephone or over the Internet. Therefore, it is important for stockholders who hold their shares with brokers to instruct their broker on how to vote their shares, and we urge all stockholders to do so.

 Solicitation of Proxies

We will bear the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing or otherwise distributing the Notice and proxy materials, as well as soliciting your vote. We have requested that banks, brokers and other record holders send the Notice to the beneficial owners of the Company’s common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Morrow & Co., LLC to assist us in soliciting proxies and have agreed to pay that company $5,000 plus reasonable and customary expenses for these services. If necessary, we may also use several of our regular employees, without additional compensation, to solicit proxies from the Company’s stockholders, either personally or by telephone, facsimile, e-mail or letter on the Company’s behalf.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor at:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Toll Free: (800) 278-2141
Collect: (203) 658-9400

Quorum Requirement

The presence, in person or by properly executed or otherwise documented proxy, of the holders of a majority of the outstanding shares of the Company’s common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. We urge you to vote promptly by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough shares will be present for us to hold the meeting. Holders of our 6.75% Series A Non-Cumulative Perpetual Preferred Stock are not entitled to vote at the Annual Meeting.

Information about Votes Necessary for Action to be Taken

•
Election of directors (Proposal 1). Under the Company’s by-laws, directors are elected by a “plurality” of the votes cast at the Annual Meeting at which a quorum is present. This means that the four nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons. The Company’s Amended and Restated Certificate of Incorporation does not authorize cumulative voting in the election of directors.

•
Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2). Under the Company’s by-laws, the ratification of Deloitte & Touche LLP will be approved if the affirmative vote of a majority of the votes cast are voted “FOR” this proposal.

  Abstentions and broker non-votes will have no effect on the election of directors or on the remaining matters to be considered at the meeting.

Voting in Person

We recommend that you submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. You may vote in person at the Annual Meeting if you are a stockholder of record on the record date. If your shares are held in street name, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares and bring that written proxy with you to the meeting.

Attending the Meeting

Only record or beneficial owners of the Company’s common stock or their proxies may attend the Annual Meeting in person. Admission to the Annual Meeting will be on a first-come, first-served basis. When you arrive at the Annual Meeting, you may be requested to present photo identification, such as a driver license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account statement. Registration will begin one hour prior to the beginning of the meeting. The use of cell phones (including camera phones), pagers, computers, PDAs, cameras, video or recording equipment, or any other electronic device is not permitted in the auditorium. Additional rules of conduct will be provided at the meeting. Failure to follow these rules can result in your removal from the meeting.

 Notice and Access

This year we are using the SEC notice and access rule that allows us to furnish our proxy materials over the Internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, on April 3, 2013, we sent our stockholders by mail or e-mail the Notice containing instructions on how to access our proxy materials over the Internet and vote online. The Notice is not a proxy card and cannot be used to vote your shares. If you received a Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to on the Notice.

Electronic Access to Proxy Materials and Annual Report

Stockholders can elect to view future proxy statements and annual reports of the Company through the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. There will be no additional charge for you to have electronic access through the Internet to our proxy materials and annual report.

If you are a registered stockholder, you can choose to receive future annual reports and proxy statements electronically by following the prompt if you choose to vote through the Internet. Stockholders who choose to view future proxy statements and annual reports through the Internet will receive an e-mail with instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you enroll to view the Company’s future annual reports and proxy statements electronically and vote your proxy through the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, registered stockholders should access www.proxyvote.com and follow the instructions to cancel your enrollment. If you hold your Company stock in nominee name, check the information provided by your nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, EverBank Financial Corp, 501 Riverside Ave., Jacksonville, FL 32202 or call us at (877) 755-6722.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 15, 2013, the Company had 121,980,955 shares of common stock issued and outstanding. Only common stockholders of record at the close of business on the Record Date will be entitled to vote at the meeting or any adjournment or postponement thereof. Holders of our 6.75% Series A Non-Cumulative Perpetual Preferred Stock are not entitled to vote at the Annual Meeting.

Security Ownership of Certain Beneficial Owners

The following table sets forth the common stock beneficially owned as of March 15, 2013 by each stockholder known to the Company, based on public filings made with the SEC, to beneficially own 5% or more of the Company’s outstanding common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	No. of Shares of Common Stock	% of Class
Sageview Partners L.P.(1)	12,912,230	10.59%
New Mountain Partners III, L.P.(2)	8,737,104	7.16%
TPG Funds(3)	8,737,103	7.16%

(1)
Sageview Capital Master, L.P. (“Sageview Master”), Sageview Capital Partners (A), L.P. (“Sageview A”), Sageview Capital Partners (B), L.P. (“Sageview B”), Sageview Partners (C) (Master), L.P. (“Sageview C”) are the sole shareholders of Sageview Partners L.P. Sageview A, Sageview B and Sageview C are the sole shareholders of Sageview Master. Sageview Capital GenPar, Ltd. (“Sageview Ltd”) is the sole general partner of each of Sageview A, Sageview B and Sageview C. Sageview Capital GenPar, L.P. (“Sageview GenPar”) is the sole shareholder of Sageview Ltd. Sageview Capital MGP, LLC is the sole general partner of Sageview GenPar. Edward A. Gilhuly and Scott M. Stuart, one of our directors, are managing and controlling persons of Sageview Capital MGP, LLC. The address for Mr. Gilhuly is c/o Sageview Capital LP, 245 Lytton Avenue, Suite 250, Palo Alto, CA 94301. The address for Mr. Stuart is c/o Sageview Capital LP, 55 Railroad Avenue, Greenwich, CT 06830.

(2)
The general partner of New Mountain Partners III, L.P. is New Mountain Investments III, L.L.C., and the manager of New Mountain Partners III, L.P. is New Mountain Capital, L.L.C. Steven Klinsky is the managing member of New Mountain Investments III, LLC. Alok Singh, a member of our Board, is a member of New Mountain Investments III, L.L.C. New Mountain Investments III, L.L.C. has decision-making power over the disposition and voting of shares of portfolio investments of New Mountain Partners III, L.P. New Mountain Capital, L.L.C. also has voting power over the shares of portfolio investments of New Mountain Partners III, L.P. in its role as the investment advisor. New Mountain Capital, L.L.C. is a wholly owned subsidiary of New Mountain Capital Group, LLC. New Mountain Capital Group, LLC is 100% owned by Mr. Klinsky. Since New Mountain Investments III, L.L.C. has decision-making power over New Mountain Partners III, L.P., Mr. Klinsky may be deemed to beneficially own the shares that New Mountain Partners III, L.P. holds of record or may be deemed to beneficially own. Mr. Klinsky, Mr. Singh, New Mountain Investments III, L.L.C. and New Mountain Capital, L.L.C. disclaim beneficial ownership over the shares held by New Mountain Partners III, L.P., except to the extent of their pecuniary interest therein. The address for New Mountain Partners III, L.P. is 787 Seventh Avenue, 49th Floor, New York, NY 10019.

(3)
Includes: (i) 6,963,236.42 shares of common stock held by TPG Partners VI, L.P. (“TPG Partners VI”), a Delaware limited partnership, whose general partner is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC, a Delaware limited liability company; (ii) 1,747,421.43 shares of common stock held by TPG Tortoise AIV, L.P. (“TPG Tortoise”), a Delaware limited partnership, whose general partner is TPG Tortoise GenPar, L.P., a Delaware limited partnership, whose general partner is TPG Tortoise GenPar Advisors, LLC, a Delaware limited liability company; and (iii) 26,445.18 shares of common stock held by TPG FOF VI SPV, L.P. (“TPG FOF VI SPV” and, together with TPG Partners VI and TPG Tortoise, the “TPG Funds”), a Delaware limited partnership, whose general partner is TPG Advisors VI, Inc. The sole member of each of TPG GenPar VI Advisors, LLC and TPG Tortoise GenPar Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and TPG Advisors VI, Inc. and may therefore be deemed to be the beneficial owners of the common stock held by TPG Partners VI, TPG Tortoise and TPG FOF VI SPV. The address of TPG Group Holdings (SBS) Advisors, Inc., TPG Advisors VI, Inc. and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

The following table sets forth information about the beneficial ownership of our common stock, for:

•	each named executive officer;

•	each director and director nominee; and

•	all executive officers and directors as a group.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o EverBank Financial Corp, 501 Riverside Avenue, Jacksonville, FL 32202. The Company has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, the Company believes, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the date of determination. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of March 15, 2013. The Company has based the calculation of the percentage of beneficial ownership on 121,980,955 shares of common stock outstanding as of March 15, 2013.
In computing the number of shares of common stock beneficially owned by a person identified in the table below and the percentage ownership of such person, the Company deemed outstanding shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 15, 2013. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any person not identified in the chart below.

Name and Address of Beneficial Owner	Shares Beneficially Owned As of March 15, 2013

	Number	Percentage
Named Executive Officers and Directors:
Robert M. Clements(1)	3,602,899	2.93%
W. Blake Wilson(2)	2,214,147	1.79%
Steven J. Fischer	—	—
Gary A. Meeks(3)	1,061,930	*
John S. Surface(4)	948,657	*
Gerald S. Armstrong(5)	636,087	*
Charles E. Commander, III(6)	183,840	*
Joseph D. Hinkel(7)	13,615	*
Merrick R. Kleeman(8)	281,484	*
Mitchell M. Leidner(9)	3,498,455	2.87%
W. Radford Lovett, II(10)	1,440,693	1.18%
Robert J. Mylod, Jr.(11)	583,500	*
Russell B. Newton, III(12)	5,196,748	4.26%
William Sanford(13)	3,615	*
Richard P. Schifter(14)	—	—
Alok Singh(15)	8,737,104	7.16%
Scott M. Stuart(16)	12,912,230	10.59%
All directors and executive officers as a group (18 persons)	41,595,189	33.02%

* Less than one percent.
(1)
Consists of: (i) 2,477,899 shares of common stock, of which 70,404 are shares for which Mr. Clements acts as custodian on behalf of his three children; and (ii) options to purchase 1,125,000 shares of common stock that are currently exercisable or are exercisable within 60 days of March 15, 2013. Ann H. Clements, Mr. Clements’ wife, owns 996,675 additional shares of common stock in her own name, of which 199,980 are shares for which Mrs. Clements acts as custodian on behalf of three children. Ann T. Clements, Mr. Clements’ daughter, owns 40,296 additional shares of common stock in her own name. Mr. Clements does not have any voting or dispositive power over the shares of common stock held by his wife or daughter and accordingly disclaims any beneficial ownership thereof. Mr. Clements is a limited partner of Arena Capital Investment Fund, L.P., (“Arena”). Mr. Clements has no voting or dispositive power over the shares held by Arena and accordingly disclaims any beneficial ownership thereof, except to the extent of his pecuniary interest therein.

(2)
Consists of: (i) 511,647 shares of common stock; (ii) options to purchase 1,702,500 shares of common stock that are currently exercisable or are exercisable within 60 days of March 15, 2013. Of the 511,647 shares of common stock: Mr. Wilson (w) owns 385,705 with his spouse, Stephanie K. Wilson, as tenants by the entirety; (x) beneficially owns 10,977 shares of common stock as trustee of the Wilson Family Irrevocable Trust; (y) beneficially owns 65,875 shares of common stock as trustee of the W. Blake Wilson 5-Year Grantor Retained Annuity Trust; and (z) beneficially owns 49,090 shares of common stock as trustee of the W. Blake Wilson 2012 2-Year Grantor Retained Annuity Trust.

(3)
Consists of: (i) 761,930 shares of common stock held by the Gary A. Meeks Revocable Living Trust; and (ii) options to purchase 300,000 shares of common stock that are currently exercisable or are exercisable within 60 days of March 15, 2013. Excludes 32,000 shares of our common stock held in the Kelly R. Ginel 2012 Irrevocable Trust of which Leny Meeks, Mr. Meeks’ wife, is trustee; and 32,000 shares of our common stock held in the Kerri E. Meeks 2012 Irrevocable Trust of which Leny Meeks, Mr. Meeks’ wife, is trustee. Mr. Meeks does not have any voting or dispositive power over the shares of common stock held in either the Kerri E. Meeks 2012 Irrevocable Trust or the Kelly R. Ginel 2012 Irrevocable Trust, and accordingly disclaims any beneficial ownership thereof.

(4)
Consists of: (i) 318,657 shares of common stock, of which 19,257 shares are owned by Surface Investment Partnership, Ltd.; and (ii) options to purchase 630,000 shares of common stock that are currently exercisable or are exercisable within 60 days of March 15, 2013. Also includes 59,520 shares of common stock pledged as security by Mr. Surface.

(5)
Of the 636,087 shares of our common stock, Mr. Armstrong: (i) owns 443,311 shares of common stock in his own name; and (ii) beneficially owns 192,776 shares of common stock held by Arena, as Managing Director of Arena Equity Partners, LLC, the general partner of Arena. Also includes 60,000 shares of common stock pledged as security by Mr. Armstrong. The address for Mr. Armstrong is c/o Arena Capital Investment Fund, L.P., 133 East 80 Street, New York, NY 10075.

(6)
Consists of: (i) 180,225 shares of common stock held by C.E. Commander IRA; and (ii) restricted stock units representing 3,615 shares of common stock that will vest within 60 days of March 15, 2013. The address for Mr. Commander is 3839 Ortega Boulevard, Jacksonville, FL 32210.

(7)
Consists of: (i) 10,000 shares of common stock; and (ii) restricted stock units representing 3,615 shares of common stock that will vest within 60 days of March 15, 2013. The address for Mr. Hinkel is 919 Chestnut Avenue, Wilmette, IL 60091.

(8)
Consists of: (i) 277,869 shares of common stock; and (ii) restricted stock units representing 3,615 shares of common stock that will vest within 60 days of March 15, 2013. Mr. Kleeman also holds 37,000 Depositary Shares representing 1/1000th of a share of our 6.75% Series A Non-Cumulative Perpetual Preferred Stock. The address for Mr. Kleeman is c/o Wheelock Street Capital, 52 Mason St., Greenwich, CT 06830.

(9)
Mr. Leidner is a Senior Principal at Aquiline Capital Partners LLC or Aquiline. Aquiline owns 3,494,840.24 shares of common stock, of which 2,243,376.62 shares of common stock are held by Aquiline Financial Services Fund L.P. and 1,251,463.62 shares of common stock are held by Aquiline Financial Services Fund (Offshore) L.P. Mr. Leidner disclaims beneficial ownership over the shares held by Aquiline, except to the extent of his pecuniary interest therein. In addition the amount consists of restricted stock units representing 3,615 shares of common stock that will vest within 60 days of March 15, 2013. The address for Mr. Leidner is c/o Aquiline Capital Partners LLC, 535 Madison Avenue, New York, NY 10022.

(10)
Consists of: (i) 594,532 shares of common stock held by the W. Radford Lovett II GST Exempt Trust, of which Mr. Lovett is the general partner; (ii) 810,450 shares of common stock held by Lovett Miller Venture Fund III, Limited Partnership, of which Mr. Lovett and Scott Miller are managing directors of Lovett Miller Venture Partners III, LLC, the general partner of Lovett Miller Venture Fund III, Limited Partnership; (iii) 32,096 shares of common stock held by Lovett Miller & Co. Incorporated Profit Sharing Plan, FBO William Radford Lovett II; and (iv) restricted stock units representing 3,615 shares of common stock that will vest within 60 days of March 15, 2013. The address for Mr. Lovett is c/o Lovett Miller & Co., One Independent Dr., Suite 1600, Jacksonville, FL 32202.

(11)
Consists of: (i) 579,885 shares of common stock; and (ii) restricted stock units representing 3,615 shares of common stock that will vest within 60 days of March 15, 2013. Mr. Mylod is a limited partner of Arena. Mr. Mylod has no voting or dispositive power over the shares held by Arena and accordingly disclaims any beneficial ownership thereof, except to the extent of his pecuniary interest therein.

(12)
The 1995 Newton Family Limited Partnership, LLLP owns 3,794,235 shares of common stock. Mr. Newton is the sole manager of Newton O5, LLC, the general partner of the Newton Family Limited Partnership, LLLP. Timucuan Fund, L.P. owns 641,928 shares of common stock. Mr. Newton is the controlling partner of Timucuan Fund Management, L.P., the general partner of Timucuan Fund, L.P. R2 Partners owns 387,430 shares of common stock. Mr. Newton is one of two general partners of R2 Partners and owns 50% of the partnership units of R2 Partners. DV Properties, Inc. owns 373,155 shares of common stock. Mr. Newton is director and President of DV Properties, Inc. The address for Mr. Newton is c/o Timucuan Asset Management Inc., 200 West Forsyth St., Suite 1600, Jacksonville, FL 32202.

(13)
Consists of restricted stock units representing 3,615 shares of common stock that will vest within 60 days of March 15, 2013. The address for Mr. Sanford is c/o Fairway Market, 2284 12th Avenue, New York, NY 10024.

(14)
Mr. Schifter is a Partner at TPG Capital, L.P., which is an affiliate of the TPG Funds. Mr. Schifter does not have voting or dispositive power over the shares held by the TPG Funds. The address for Mr. Schifter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(15)
Mr. Singh is a Managing Director of New Mountain Capital, which is an affiliate of New Mountain Partners III, L.P. Mr. Singh disclaims beneficial ownership over the shares held by New Mountain Partners III, L.P., except to the extent of his pecuniary interest therein. The address for Mr. Singh is c/o New Mountain Capital, 787 Seventh Avenue, 49th Floor, New York, NY 10019.

(16)
Consists of shares of common stock held by Sageview Partners L.P. Mr. Stuart is a Co-President of Sageview Capital MGP, LLC, which ultimately controls the general partner of Sageview Partners L.P. Mr. Stuart shares voting and dispositive power over the securities held by Sageview Partners L.P., however, he disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address for Mr. Stuart is c/o Sageview Capital LP, 55 Railroad Avenue, Greenwich. CT 06830.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities, if any, to file reports of ownership and changes in ownership of the Company’s stock with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed.

Based solely on a review of the forms filed during or with respect to fiscal year 2012 and written representations from the reporting persons, the Company believes that its officers and directors filed all required reports on a timely basis, except for one Form 4 filed on behalf of Alok Singh which was filed three days late due to an administrative error.

PROPOSAL 1—ELECTION OF DIRECTORS

Election and Classification of Directors
Our Board is authorized to have no fewer than seven members and no more than 15 members and is currently comprised of 14 members. In accordance with the terms of our Amended and Restated Certificate of Incorporation, our Board has been divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. At each annual meeting of stockholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. The number of directors may be changed only by resolution of our Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
The terms of five of our Class I directors expire at the Annual Meeting. One of these directors, Mr. Charles E. Commander, III has reached the mandatory retirement age as set forth in Company’s Corporate Governance Guidelines and will not stand for re-election at the Annual Meeting. As a result, the Board has approved reducing the size of the Board from 14 members to 13 members, effective as of the date of the Annual Meeting. The Board has nominated the four persons listed herein to be elected as directors at the Annual Meeting, each for a term to expire in 2016. Each nominee currently is a member of the Board.
 It is intended that the persons named as proxies in the accompanying form of proxy will vote to elect as a director each of the four nominees listed herein, each to serve until the 2016 annual meeting of stockholders or until such nominee’s successor shall be elected and qualified to serve, in each case unless authority to so vote is withheld.
The Board recommends that the stockholders vote “FOR” the election of all of the nominees as directors. Proxies will be voted FOR the nominees, unless otherwise directed. If any nominee is not available for election, in its discretion, the Board may designate a substitute nominee. In that event the proxies will be voted for such substitute nominee. All of the nominees have indicated to us that they will be available to serve as directors and therefore we do not anticipate that any substitute nominee or nominees will be required. The proxies will not be voted for more than four nominees.

Important: Brokers holding shares beneficially owned by their clients will not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. Therefore, in order for your vote to be counted regarding the election of directors if your shares are held by a broker, you must provide instructions to your broker. Please instruct your broker how you want to vote by following the instructions contained in the Notice or voting instruction form provided by your broker.

DIRECTOR NOMINEES

 Set forth below is the name of each nominee for election to the Board and each member of the Board whose term will not expire at the Annual Meeting, as well as each such person’s age, his current principal occupation (which has continued for at least the past five years unless otherwise indicated) together with the name and principal business of the company employing such person, if any, the period during which such person has served as a director of the Company, all positions and offices that such person holds with the Company and such person’s directorships in other public companies or companies registered as an investment company under the Investment Company Act of 1940. The Board believes that all of the nominees named below are highly qualified and each director’s specific experiences, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director are also described. There are no family relationships among the Company’s directors and executive officers.
Nominees for Terms Expiring in 2016
   Gerald S. Armstrong. Mr. Armstrong, age 69, has been a director of EverBank Financial Corp since 2011. Our Board has concluded that Mr. Armstrong should serve as a director because his experience in private equity and serving on other companies’ boards of directors provides our Board with a variety of perspectives on management issues and valuable insights regarding our business. He has been a director of Cenveo, Inc., a diversified printing company, since 2007 and has also been a Managing Director of Arena Capital Partners, LLC, the management company for a private equity firm Arena that invests in both established companies and developing businesses since 1997. Prior to co-founding Arena, Mr. Armstrong was a Partner at Stonington Partners, Inc., a private equity partnership formed in 1994 out of Merrill Lynch Capital Partners, a private investment firm affiliated with Merrill Lynch & Co., where Mr. Armstrong had served as a Managing Director since 1988. Prior to Merrill, Mr. Armstrong served as President and Chief Operating Officer of PACE Industries, Inc., a holding company formed at the end of 1983. In past years, Mr. Armstrong has served on the board of directors of First USA, Inc. (now a part of JPMorgan Chase & Co.), Ann Taylor Stores Corporation, World Color Press, Inc., and numerous private companies. Mr. Armstrong has also served as an officer in the United States Navy. Mr. Armstrong received a B.A. in English from Dartmouth College and an M.B.A. in Finance from New York University.
Joseph D. Hinkel. Mr. Hinkel, age 64, has been a director of EverBank Financial Corp since 2011. Mr. Hinkel has served as an independent financial consultant since November 2006. Our Board has concluded that Mr. Hinkel should serve as a director because his many years of experience in public accounting provide our Board and our Audit Committee with valuable financial reporting and financial management expertise. He also provides oversight and direction to our Internal Audit Department. From June 2002 to October 2006, he was a Managing Director of KPMG, LLP. Prior to working at KPMG, LLP, he was employed by Arthur Andersen LLP from 1971 to 2002, and served as a partner from 1983 to 2002. Mr. Hinkel served as a director of Dayton Superior Corporation from 2007 to 2009. He received a B.S. in Business Administration from University of Dayton in 1971 and practiced as a certified public accountant from 1973 until 2009.
Robert J. Mylod, Jr. Mr. Mylod, age 46, has been a director of EverBank Financial Corp and its predecessors since 2001. Our Board has concluded that Mr. Mylod should serve as a director because his operational and financial management experience at priceline.com Incorporated, or priceline.com, as well as his experience in finance and private equity provide our Board with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. From January 2009 to March 2011, Mr. Mylod served as the Vice Chairman of priceline.com. Before becoming Vice Chairman, Mr. Mylod had been priceline.com’s Chief Financial Officer since November 2000. Prior to joining priceline.com, Mr. Mylod was a principal at Stonington Partners, a privately held investment firm that executed and managed private equity investments. Prior to Stonington Partners, Mr. Mylod was an associate with Merrill Lynch Capital Partners, the merchant banking division of Merrill Lynch & Co. Mr. Mylod received an A.B. in English from the University of Michigan and an M.B.A. from the University of Chicago Graduate School of Business.
Russell B. Newton, III. Mr. Newton, age 59, has been a director of EverBank Financial Corp since 2009. Our Board has concluded that Mr. Newton should serve as a director because his many years of experience in investment management and his financial and accounting expertise provides our Board with a variety of perspectives into best market practices and valuable insights regarding our business. He is the Chairman and Chief Executive Officer of Timucuan Asset Management, Inc., or Timucuan, a privately owned investment management firm. Mr. Newton has been responsible for directing the investment activities of the Newton family since

1981. In 1988, Mr. Newton formed Timucuan to provide asset management services to those outside the Newton family. Mr. Newton also controls the general partner of The Timucuan Fund, L.P., which he formed in 1990, and Timucuan Opportunity Fund, L.P., which he launched in October 2001. Prior to 1981, Mr. Newton was employed as a public accountant by Peat Marwick Mitchell & Company. Mr. Newton received a B.A. from Bowdoin College and attended the Graduate School of Business Administration, New York University.
Directors with Terms Expiring in 2014
W. Blake Wilson. Mr. Wilson, age 46, has been a director and President of EverBank Financial Corp since 2005 and has been Chief Operating Officer of EverBank Financial Corp since 2011. From January 2002 to 2011, Mr. Wilson served as our Chief Financial Officer. Our Board has concluded that Mr. Wilson should serve as a director because his many years of experience in the financial services industry, financial and accounting expertise and experience in senior corporate management positions provide our Board with valuable insights and perspectives concerning our business. Mr. Wilson has been involved in the financial services industry since 1989. Prior to joining the Company, Mr. Wilson was the Chief Financial Officer of HomeSide Lending, Inc. and served in various positions there since 1996. He was Vice President of Corporate Finance at Prudential Home Mortgage and also worked for KPMG Peat Marwick’s National Mortgage and Structured Finance Group in Washington, D.C. Mr. Wilson has also served on various industry advisory boards. Mr. Wilson received a B.A. in Accounting cum laude from the University of Utah.

Mitchell M. Leidner. Mr. Leidner, age 42, has been a director of EverBank Financial Corp since 2009. Our Board has concluded that Mr. Leidner should serve as a director because his experience in the financial services industry and private equity, his financial expertise and his knowledge of the business of Tygris Commercial Finance Group, Inc., or Tygris, a commercial finance company we acquired in 2010, provide our Board with valuable insights into the financial services industry. Mr. Leidner is an investment professional with Aquiline Capital Partners LLC. He has worked in the financial services industry since 1993. Prior to joining Aquiline in 2005, Mr. Leidner worked at Venturion Capital LLC, a private equity firm that invested in financial services companies in North America and Europe, between 2000 and 2005. He also worked at Venturion from 1998 to 1999. From 1999 to 2000, Mr. Leidner was an investment specialist in The Blackstone Group, L.P.’s Alternative Asset Management group, where he focused on investing in hedge funds across various strategies. From 1995 to 1997, he was an associate at UBS Securities LLC in the Financial Institutions Group, where he focused on mergers and acquisitions and corporate finance assignments in the financial services industry. From 1993 to 1995, Mr. Leidner was an analyst at Alex. Brown & Sons, Inc. in the Financial Institutions Group, where he completed several sell-side advisory and capital raising assignments in the bank, thrift and specialty finance sectors. Mr. Leidner is a board member of CRT Greenwich LLC, FIFS Holdings Corp. and HedgeServ Holdings L.P. Mr. Leidner received a B.S.E. in Finance and a B.A.S. in Engineering from the University of Pennsylvania and received an M.B.A. from the Columbia Business School.
William Sanford. Mr. Sanford, age 53, has been a director of EverBank Financial Corp since 2006. Our Board has concluded that Mr. Sanford should serve as a director because his experience in senior corporate management positions and his management and operational expertise provides our Board with valuable insight into similarly situated businesses. He is an Operating Partner at Sterling Investment Partners, a middle-market private equity fund based in Westport, Connecticut, and advises Sterling portfolio companies with regard to management and operational matters. Mr. Sanford is currently the President of Fairway Market, a Sterling portfolio company based in New York. From 1998 until December 31, 2008, he was with Interline Brands, Inc., a Jacksonville, Florida-based distributor and direct marketer of building maintenance products where he served as President, Chief Operating Officer and Secretary and previously as Chief Financial Officer. Mr. Sanford has worked in the wholesale distribution industry since 1984 and has held senior executive positions with Airgas, Inc. and MSC Industrial Direct. Mr. Sanford is a director of Exelligence Learning Corporation and Capital Safety Group. Mr. Sanford received a B.S. from Vanderbilt University.
Richard P. Schifter. Mr. Schifter, age 60, has been a director of EverBank Financial Corp since 2010. Our Board believes Mr. Schifter should serve as a director due to his experience serving on other companies’ boards of directors, and his experience in private equity, his legal experience and his knowledge of the Tygris business provide our Board with a diverse understanding of the financial and legal issues affecting our business. He has been a partner at TPG Capital since 1994. Prior to joining TPG Capital, Mr. Schifter was a partner at the law firm of Arnold & Porter LLP in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. Mr. Schifter joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the Boards of Directors of Republic Airways, American Beacon Advisors, LPL Investment Holdings, Direct General Corporation, ProSight Specialty Insurance Holdings and on the Board of Overseers of the University of Pennsylvania Law School. Mr. Schifter is also a member of the board of directors of the Youth, I.N.C. (Improving Non-profits for Children). Mr. Schifter received a B.A. with distinction from George Washington University and a J.D. cum laude from the University of Pennsylvania Law School.
Alok Singh. Mr. Singh, age 59, has been a director of EverBank Financial Corp since 2010. Our Board believes Mr. Singh should serve as a director because his service on other companies’ boards of directors, his financial expertise and his knowledge of the Tygris business provide our Board with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is a Managing Director of New Mountain Capital. Mr. Singh was a founding member and Managing Director of the Bankers Trust Securities Mergers & Acquisitions Group between 1984 and 1992. As Senior Managing Director for Bankers Trust Securities from 1992 until 1997, Mr. Singh was responsible for the firm’s investment banking activities in the consumer and retail sectors and led its relationships with a number of major multi-industry and consumer product clients. Mr. Singh was elected to the Partnership Group of Bankers Trust Company in 1994. Subsequently, Mr. Singh served in the Financial Sponsors Group of Deutsche Bank Alex Brown from 1997 until 2001. Most recently, Mr. Singh led the Corporate Financial Advisory Group for the Americas for Barclays Capital, where he established the group upon joining the firm in March 2001. Mr. Singh is Chairman of the Board of JDA Software, Inc., Chairman of Overland Solutions, Inc., lead director of Camber Corporation, Ikaria Holdings, Inc., AmWINS Group, Inc. and Stroz Friedberg Inc., and a director of Validus Holdings, Ltd. He served as a director of Deltek, Inc. from 2005-2012. He received a B.A. in Economics and History from New York University and an M.B.A. in Finance from New York University.
Directors With Terms Expiring in 2015
Robert M. Clements. Mr. Clements, age 50, has served as Chairman of the Board and Chief Executive Officer of EverBank Financial Corp and its predecessor companies since 1997. Mr. Clements joined the EverBank family of companies in 1994. Our Board has concluded that Mr. Clements should serve as Chairman of the Board based on the experience, operational expertise and continuity he brings to our Board as our longtime Chairman and Chief Executive Officer. Mr. Clements was previously a Vice President at Merrill Lynch & Co., where he was a member of the firm’s leveraged buyout group, Merrill Lynch Capital Partners, Inc. He is a former member of the Federal Reserve Board’s Thrift Institutions Advisory Council, and a former director of Fidelity National Financial, Inc., Fidelity National Information Services, Inc., Fortegra Capital and Columbia National Mortgage Corporation. Mr. Clements received a B.A. in Economics from Dartmouth College and an M.B.A. from Harvard Business School.
Merrick R. Kleeman. Mr. Kleeman, age 49, has been a director of EverBank Financial Corp since 2009. Our Board has concluded that Mr. Kleeman should serve as a director because his experience in real estate private equity and his financial expertise provide our Board with deep understanding of the market forces which affect our business. Mr. Kleeman is a founding partner of Wheelock Street Capital, L.L.C., a real estate private equity firm formed in 2008 to pursue a highly-focused, value oriented investment strategy. Prior to creating Wheelock Street Capital, L.L.C., Mr. Kleeman spent over 15 years working at Starwood Capital Group, where he served as Senior Managing Director and Head of Acquisitions. Mr. Kleeman led the acquisition of Westin Hotels & Resorts, National and American Golf, Le Meridien Hotels & Resorts in collaboration with Starwood Hotels, and the formation of Troon Golf and Starwood Land Ventures. Mr. Kleeman serves on the board of directors of

Troon Golf and on the board of trustees of The Boys and Girls Harbor in New York City and The Waterside School in Stamford, Connecticut. Mr. Kleeman received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.
W. Radford Lovett, II. Mr. Lovett, age 53, has been a director of EverBank Financial Corp and its predecessors since 2004. Our Board has concluded that Mr. Lovett should serve as a director because his many years of experience in private equity and his financial expertise provide our Board a valuable insight concerning growth companies and issues related thereto. He is Managing Director and co-founding partner of Lovett Miller & Co., a Florida-based venture capital and private equity firm that invests in privately held companies primarily in the southeastern United States. Mr. Lovett has also served as founder, Chairman and Chief Executive Officer of two successful growth companies, TowerCom Development, LP, a developer of wireless communication infrastructure, and TowerCom Limited, a developer of broadcast communication towers. Mr. Lovett has served as a director of over 20 private companies, and currently serves on the board of directors of five private companies. Prior to co-founding Lovett Miller & Co., Mr. Lovett served as the President of Southcoast Capital Corporation, a Jacksonville-based holding company that invests in private companies, public companies and real estate. In addition, Mr. Lovett is currently Co-Chairman of University of North Florida’s Capital Campaign, is a member of its Board of Trustees and formerly served as President of the Foundation Board. He is also a former Chairman of the Youth Crisis Center and the Jacksonville Jaguars Honor Rows Program. Mr. Lovett received a B.A. from Harvard College.
Scott M. Stuart. Mr. Stuart, age 53, has been a director of EverBank Financial Corp since 2008. Our Board has concluded that Mr. Stuart should serve as a director because his experience in private equity and finance provides our Board with perspective on the financial services industry and a deep understanding of how to continue to evaluate the new opportunities related to our business. He is co-founder of Sageview Capital L.P., a private equity investment firm. Prior to co-founding Sageview Capital L.P. in 2006, Mr. Stuart worked for the global private equity firm Kohlberg Kravis Roberts & Co., L.P., or KKR, from 1986 to 2005. Mr. Stuart became a partner of KKR in 1994 and served on KKR’s investment committee from 2000 until 2005. From 2000 until his departure in 2005, Mr. Stuart was responsible for KKR’s industry groups in the utilities and consumer products sectors. Prior to joining KKR in 1986, Mr. Stuart worked from 1981 to 1984 in the Mergers and Acquisitions Department at Lehman Brothers Kuhn Loeb, Inc. Mr. Stuart served as a director of the Sealy Corporation from April 2004 through April 2009. Mr. Stuart is Sageview’s designated member of our Board, pursuant to the terms of the Transfer and Governance Agreement described in “Board Composition—Board Rights of Arena, Lovett Miller and Sageview” below. Mr. Stuart received a B.A. from Dartmouth College and an M.B.A. from Stanford University.

BOARD COMPOSITION

Board Structure and Committee Composition

The full Board met 10 times during 2012. As of the date of this proxy statement, our Board has 14 directors and the following standing committees to assist it in carrying out its work: Audit, Compensation, Nominating and Corporate Governance and Risk. Each of these committees has its own charter. The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters for each of the Company’s standing Board committees are available on the Company’s website at www.abouteverbank.com in the Corporate Governance section of Investor Relations.

In accordance with NYSE listing standards and the Company’s Corporate Governance Guidelines, a majority of our directors are required to be independent from management. The Board has affirmatively determined that each of Messrs. Armstrong, Commander, Hinkel, Kleeman, Leidner, Lovett, Mylod, Sanford, Schifter, Singh and Stuart is an independent director. All Board committees are chaired by independent directors. Additionally, all of the members of the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee are independent.

 Chairman of the Board and Chief Executive Officer

The Board is led by the Chairman. The Company’s by-laws provide that the Chairman will preside over each Board and stockholder meeting and will perform such other duties as determined by the Board. The by-laws provide that the Chief Executive Officer shall be the Chairman, unless the Board determines otherwise. The Company’s Corporate Governance Guidelines provide that when the position of Chairman of the Board is not held by an independent director, the Board will appoint a Lead Independent Director.

Robert M. Clements, the Chief Executive Officer of the Company, has served as Chairman of the Board since 1997. The Board believes that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of the Company and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer roles provides unity of vision for the leadership of the Company and allows one person to speak for and lead the Company and the Board. The Board is aware of the potential conflicts that may arise when an insider chairs the Board, but believes these are offset by existing safeguards, which include the designation of a Lead Independent Director, regular meetings of the independent directors in executive session without the presence of insiders, the fact that management compensation is determined by a committee of independent directors who make extensive use of peer benchmarking, and the fact that much of our operations are highly regulated.

The Board also believes that the Company’s strong performance under Mr. Clements, especially in light of the financial crisis, demonstrates the effectiveness of its leadership approach.

Lead Independent Director

The Company’s Corporate Governance Guidelines provide that when the Chairman is not independent, the independent members of the Board will appoint a “Lead Independent Director,” who is required to be an independent director. The Lead Independent Director coordinates the activities of the other non-employee directors, including:

•
ensuring that non-employee directors have adequate opportunities to meet and discuss issues in sessions of the non-employee directors without management present and, as appropriate, calls meetings of the non-employee directors;

•	presiding at all executive sessions of the non-employee directors;

•	serving as principal liaison between the non-employee directors and the Chairman;

•	consulting with the Chairman as to an appropriate schedule and agenda for each Board meeting;

•	monitoring the quality, quantity and timeliness of information sent to the Board;

•	presiding at all meetings of the Board at which the Chairman is not present;

•	facilitating and coordinating the work of Board committees;

•	if requested by stockholders or employees, ensuring that he/she is available, when appropriate, for consultation and direct communication; and

•	performing such other duties and responsibilities as the Board may determine.
The independent directors of the Board have appointed Scott Stuart as the Company’s Lead Independent Director.

Director Attendance

In 2012, all directors attended at least 75% of the aggregate of the meetings held by the Board and by Committees of which they were members, with the exception of William Sanford.

Director Attendance at the Annual Meeting

Pursuant to the Company’s Corporate Governance Guidelines, it is the Company’s policy that directors attend the annual meeting of stockholders.

Meetings of Independent Directors

All non-management directors meet in executive sessions at each regular meeting of the Board, and are offered the opportunity to meet in executive sessions at regularly scheduled update conference call meetings held by the Board. In addition, the “independent directors,” as defined in the NYSE rules, meet in executive session at least annually. The executive sessions of the non-management directors and the independent directors provide the opportunity for discussion of compensation, succession planning and other sensitive topics.
Board Committees

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. Our Board will establish such other committees as it deems appropriate, in accordance with applicable law and regulations, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The chart below lists the committee assignments for each Board committee. A summary of the primary responsibilities of each of the committees follows the chart.

Director	Audit	Compensation	Nominating and Corporate Governance	Risk
Gerald S. Armstrong				X
Robert M. Clements*
Charles E. Commander, III	X			Chair
Joseph D. Hinkel**	Chair
Merrick R. Kleeman			X
Mitchell M. Leidner	X
W. Radford Lovett, II				X
Robert J. Mylod, Jr.		X	Chair
Russell B. Newton, III				X
William Sanford			X
Richard P. Schifter		X
Alok Singh		X
Scott M. Stuart***		Chair
W. Blake Wilson
* Chairman of the Board of Directors
** Designated as Audit Committee Financial Expert
*** Lead Independent Director
Audit Committee
The Audit Committee is comprised of Joseph D. Hinkel (Chairman), Mitchell M. Leidner and Charles E. Commander, III. The Audit Committee met 11 times during 2012. The Audit Committee has responsibility for, among other things:

•
reviewing the adequacy and effectiveness of the Company’s accounting and internal controls and procedures, including the responsibilities, budget, compensation and staffing of the Company’s internal audit function;

•
reviewing with management the Company’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

•	direct supervision of the Company’s internal audit group;

•	reviewing and discussing with the Company’s independent auditors and management the Company’s compliance with the applicable regulatory requirements;

•	investigating matters brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the Audit Committee deems necessary;

•	reviewing the Company’s annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•	reviewing and assessing the adequacy of a formal written charter on an annual basis;

•	preparing the Audit Committee report required by SEC rules to be included in our annual report;

•
determining compensation of, and reviewing the performance of, the independent auditors, appointing or terminating the independent auditors and considering and approving, in advance, any services proposed to be performed by the independent auditors;

•
reviewing an annual report from the independent auditors describing (1) the independent auditors’ internal quality-control review, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the past five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues and (3) all relationships between the independent auditors and the Company;

•
establishing procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and (3) the review, and if necessary investigations of material incidents reported through the MySafeWorkplace employee hotline channel; and

•	handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time.
Rule 10A-3 promulgated by the SEC under the Exchange Act and Section 303A.07 of the NYSE Listed Company Manual require our Audit Committee to be composed entirely of independent directors. The Board has affirmatively determined that each of the current and incoming members of the Audit Committee will meet the definition of “independent directors” under Section 303A.02 of the NYSE Listed Company Manual and for purposes of serving on an Audit Committee under applicable SEC rules.
The Board has determined that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board has determined that Mr. Hinkel is qualified to serve as an “audit committee financial expert” under applicable SEC rules. The Audit Committee operates pursuant to a written charter, which is available on the Company’s website at www.abouteverbank.com under the Corporate Governance section of the Investor Relations tab.
Compensation Committee
The Compensation Committee is comprised of Scott M. Stuart (Chairman), Richard P. Schifter, Alok Singh and Robert J. Mylod, Jr. The Compensation Committee met 10 times during 2012. The Compensation Committee has the responsibility for, among other things:

•	reviewing and determining the annual compensation of the Company’s Chief Executive Officer;

•	recommending to the Board the compensation and benefits of the Company’s executive officers other than the Chief Executive Officer;

•	annually monitoring and reviewing our compensation and benefit plans to ensure that they meet our corporate objectives;

•	administering our equity and other incentive compensation plans and programs and preparing recommendations and periodic reports to the Board relating to these matters;

•	reviewing and making recommendations to our Board with respect to any severance or termination arrangement to be made with any executive officer;

•	preparing the Compensation Committee report required by SEC rules to be included in the Company’s annual report;

•
reviewing all equity-compensation plans to be submitted for stockholder approval under NYSE listing standards, and to review, and in the Compensation Committee’s sole discretion, approve all equity-compensation plans that are exempt from such stockholder approval requirement;

•	preparing recommendations and periodic reports to the Board concerning these matters; and

•	handling such other matters that are specifically delegated to the Compensation Committee by the Board from time to time.
The Board has evaluated the independence of the members of the Compensation Committee and has determined that each of the members of the Compensation Committee is “independent” under Section 303A.02 of the NYSE Listed Company Manual. The members of the Compensation Committee also qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code.
The Compensation Committee considered the independence of the Company’s consultant, Compensation Advisory Partners, LLC, or the Compensation Consultant, in light of new SEC rules and proposed NYSE listing standards. The Compensation Committee received a letter from the Compensation Consultant addressing its independence, including the following factors: (i) other services provided to the Company by the Compensation Consultant; (ii) fees paid by the Company as a percentage of the Compensation Consultant’s total revenue; (iii) policies or procedures maintained by the Compensation Consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and the Compensation Consultant or the individual consultants involved in the engagement.  The Compensation Committee discussed these considerations and concluded that the work of the Compensation Consultant did not raise any conflict of interest.

The Compensation Committee operates pursuant to a written charter, which is available on the Company’s website at www.abouteverbank.com under the Corporate Governance section of the Investor Relations tab.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Robert J. Mylod, Jr. (Chairman), Merrick R. Kleeman and William Sanford. The Nominating and Corporate Governance Committee met two times during 2012. The Nominating and Corporate Governance Committee has responsibility for, among other things:

•	recommending persons to be selected by the Board as nominees for election as directors and to fill any vacancies on the Board;

•	reviewing the size of the Board and recommending any changes;

•	reviewing annually the composition of the Board as a whole and making recommendations;

•	monitoring the functioning of the Board’s standing committees and recommending any changes, including the creation and elimination of any committee;

•	reviewing and recommending standing committee assignments;

•	reviewing and approving all related person transactions for potential conflicts of interest situations on an ongoing basis;

•	developing, reviewing and monitoring compliance with the Company’s Corporate Governance Guidelines;

•	making recommendations to our Board regarding corporate governance based upon developments, issues and best practices; and

•	handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board from time to time.
In selecting director nominees for recommendation to the Board, the Nominating and Corporate Governance Committee considers, among other things, the following factors:

•	the appropriate size and diversity of the Board;

•
the knowledge, skills and expertise of nominees, including experience in banking, business, finance, administration and sales, in light of the prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience with accounting rules and practices, and whether such a person qualifies as an “audit committee financial expert” pursuant to SEC rules;

•	time availability in light of other commitments, dedication and conflicts of interests; and

•	other such relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board.
The Board has evaluated the independence of the members of the Nominating and Corporate Governance Committee and has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” under Section 303A.02 of the NYSE Listed Company Manual.
The Company has no formal policy regarding the diversity of the Board. The Nominating and Corporate Governance Committee and the Board may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include personal characteristics. The Nominating and Corporate Governance Committee’s and the Board’s priority in selecting Board members is identification of persons who will further the interests of the Company’s stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members and professional and personal experiences and expertise relevant to the Company’s growth strategy.
The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available on the Company’s website at www.abouteverbank.com under the Corporate Governance section of the Investor Relations tab.
Risk Committee
The Risk Committee is comprised of Charles E. Commander (Chairman), W. Radford Lovett, II, Gerald S. Armstrong and Russell B. Newton, III. The Risk Committee met five times during 2012. Its purpose is to assist the Board in overseeing and reviewing our enterprise risk management framework, including the significant policies, procedures, and practices employed to manage various types of risk factors we face, including, but not limited to:

•	credit risk arising from an obligor’s failure to meet the terms of any contract with the Company or otherwise perform as agreed;

•	liquidity risk related to the Company’s ability to meet its obligations when they come due without incurring unacceptable losses;

•	pricing risk arising from changes in the value of either trading portfolios or other obligations that are entered into as part of distributing risk;

•	interest rate and related market risk;

•	legal and compliance risk;

•	operational risk arising from inadequate or failed internal processes or systems, the misconduct or errors of employees and/or third parties and adverse external events;

•	reputation risk arising from negative public opinion; and

•	strategic risk arising from adverse business decisions, improper implementation of decisions or lack of responsiveness to industry changes.
Our Risk Committee coordinates and shares information with other committees of the Board in order to carry out its duties, and reports to the Board periodically on its activities, findings and recommendations for the Company’s risk management policies. The Risk Committee operates pursuant to a written charter, which is available on the Company’s website at www.abouteverbank.com under the Corporate Governance section of the Investor Relations tab.
Risk Oversight
The Board oversees a company-wide approach to risk management, carried out by management. The Board and its Risk Committee determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by management to manage those risks.
While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. The Audit Committee oversees management of enterprise risks and financial risks. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board, as well as potential conflicts of interests. The Risk Committee oversees and evaluates the Company’s risk management framework and coordinates all actions of the other committees of the Board in this regard. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee will be or has ever been an officer or employee of the Company. None of the Company’s executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as a director on the Board or on the Compensation Committee.
Code of Business Conduct and Ethics
The Board has adopted a code of business conduct and ethics that applies to all of the Company’s officers and employees and a code of conduct for the directors. The code of business conduct and ethics for the Company’s officers and employees and the code of conduct for directors is available at www.abouteverbank.com under the Corporate Governance section of the Investor Relations tab. Any amendments to the code, or any waivers of its requirements, will be disclosed on the Company’s website.
Code of Ethics for Principal Executive and Senior Financial Officers
The Board has adopted a code of ethics that applies to the Company’s principal executive and senior financial officers. The code of ethics for the Company’s principal executive and senior financial officers is available at www.abouteverbank.com under the Corporate Governance section of the Investor Relations tab. Any amendments to the code, or any waivers of its requirements, will be disclosed on the Company’s website.
Corporate Governance Guidelines
The Board has adopted our Corporate Governance Guidelines to assist the Board in the exercise of its fiduciary duties and responsibilities and to promote the effective functioning of the Board and its committees. The Company’s Corporate Governance Guidelines are available at www.abouteverbank.com under the Corporate Governance section of the Investor Relations tab. Any amendments to the guidelines will be disclosed on the Company’s website.

 Director Election by Plurality Vote

Under the Company’s by-laws, directors are elected by a “plurality” of the votes cast at the Annual Meeting at which a quorum is present. This means that the four nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons.

Communications with Directors
The Company’s Corporate Governance Guidelines provide for written communications by stockholders or other interested parties to the Board. Persons wishing to write to the Board or the independent directors as a group, should send correspondence to the Corporate Secretary at EverBank Financial Corp, 501 Riverside Ave., Jacksonville, FL 32202. All communications so received from stockholders or other interested parties will be processed by the Corporate Secretary and forwarded to the chair of the Nominating and Corporate Governance Committee, who will review and then report the same to the Board or the independent directors, as necessary.

Stockholder Nominations for Election to the Board

Any stockholder may nominate persons for election to the Board. In accordance with the Company’s by-laws, nominations must be made in writing and must be delivered to or mailed to and received by our Corporate Secretary not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. The Company’s by-laws require that nominations include the following information: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the class and total number of shares of all stock of the Company that, to your knowledge, are owned beneficially or of record by the proposed nominee and any affiliates or associates of the same; (iv) the name of each nominee holder of shares of stock of the Company owned beneficially but not of record by such proposed nominee, and the class and total number of shares of all stock of the Company held by such nominee holder; (v) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such proposed nominee, or any affiliates or associates of such person, with respect to stock of the Company; (vi) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Company) has been made by or on behalf of such proposed nominee, or any affiliates or associates of such proposed nominee, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such proposed nominee, or any affiliates or associates of such proposed nominee, or to increase or decrease the voting power or pecuniary or economic interest of such proposed nominee, or any affiliates or associates of such proposed nominee, with respect to stock of the Company; and (vii) any other information relating to the proposed nominee that Regulation 14A of the Securities Exchange Act of 1934, as amended, requires us to disclose in solicitations for proxies for the election of directors.

In addition, our by-laws require that the stockholder who nominates a director include in the notice: (i) the name and record address of such stockholder; (ii) the class and total number of shares of all stock of the Company that, are owned beneficially or of record by the stockholder and any affiliates or associates of the same; (iii) the name of each nominee holder of shares of stock of the Company owned beneficially but not of record by such stockholder, and the class and total number of shares of all stock of the Company held by such nominee holder; (iv) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder, or any affiliates or associates of such stockholder, with respect to stock of the Company; (v) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Company) has been made by or on behalf of such stockholder, or any affiliates or associates of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such stockholder, or any affiliates or associates of such stockholder, or to increase or decrease the voting power or pecuniary or economic interest of such stockholder, or any affiliates or associates of such stockholder, with respect to stock of the Company; (vi) a description of all agreements, arrangements, or understandings (whether written or oral) between such stockholder, or any affiliates or associates of such stockholder, and any proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are being made by such stockholder, and any material interest of such stockholder, or any affiliates or associates of such stockholder, in such nomination, including any anticipated benefit therefrom to such stockholder, or any affiliates or associates of such stockholder; (vii) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice; and (viii) any other information relating to the stockholder that Regulation 14A of the Securities Exchange Act of 1934, as amended, requires us to disclose in solicitations for proxies for the election of directors. Any stockholder desiring to nominate a person for election to the Board at the 2014 annual meeting of stockholders must present such proposal to the Company at 501 Riverside Ave., Jacksonville, FL 32202, no earlier than December 4, 2013 and no later than January 3, 2014 for the proposal to be considered for inclusion in the Company’s proxy statement for the 2014 annual meeting of stockholders.

Board Rights of Arena, Lovett Miller and Sageview
The Company is party to a Director Nomination Agreement with Arena, Lovett Miller Venture Fund II, Limited Partnership and Lovett Miller Venture Fund III, Limited Partnership, or together, Lovett Miller, dated as of April 5, 2012. Both Arena and Lovett Miller purchased securities issued by the Company’s predecessor entity in 2000 and 2002 and are currently two of the Company’s stockholders. Pursuant to the terms of the agreement, Arena has the right to designate a representative to be included in management’s slate of nominees recommended to stockholders of the Company for election as a member of the Board and each of Arena and Lovett Miller have the right to appoint an observer who is permitted to attend meetings of the Board. Arena’s and Lovett Miller’s rights under the agreement will terminate at such time as each owns less than 20% of the aggregate number of shares they held at the time of the initial public offering. As of March 15, 2013, Arena’s ownership had dropped below the 20% threshold, and as such Arena’s rights under the agreement have terminated.
The Company is also party to a Director Nomination Agreement, dated as of April 5, 2012, with Sageview Partners L.P., or Sageview, pursuant to which Sageview has the right to designate a representative to be included in management’s slate of nominees recommended to stockholders of the Company for election as a member of the Board and an observer who is permitted to attend meetings of the Board. Sageview will continue to have rights under the agreement until such time as it no longer holds 10% of the aggregate number of shares it held at the time of the initial public offering. Scott M. Stuart is Sageview’s designated nominee on the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the Director Nomination Agreements with each of Arena, Lovett Miller and Sageview described above and the director and executive officer compensation arrangements discussed below under “Executive Compensation,” the following is a description of transactions since January 1, 2012, including currently proposed transactions to which we have been or are to be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of the Company’s directors, executive officers or beneficial holders of more than 5% of the Company’s capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Shareholder Agreement
On October 21, 2009, the Company entered into the Second Amended and Restated Stock Redemption and Shareholder Agreement with its stockholders. The Company’s stockholders approved a minor amendment to the Shareholder Agreement at the April 2010 annual stockholder meeting. Under this agreement, which terminated upon consummation of the initial public offering of the Company’s common stock, the stockholders had preemptive rights in certain circumstances upon a sale by us of certain securities, including shares of the Company’s common stock. In addition, the Second Amended and Restated Stock Redemption and Shareholder Agreement provided for certain first refusal rights, tag-along rights, drag-along rights, rights to designate members of the Board and transfer restrictions. The Company believes that the terms of the Second Amended and Restated Stock Redemption and Shareholder Agreement were reasonable and reflected the terms of an agreement negotiated on an arm’s-length basis.
Tygris Cash Escrow Conversion
In connection with the Company’s acquisition of Tygris in 2010 through a stock-for-stock merger with one of its subsidiaries, 29,913,030 shares of the Company’s common stock were issued to the former Tygris stockholders. A portion of such shares, along with $50 million in cash, were placed in an escrow account to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing of the acquisition, and to satisfy any indemnification claims that the Company may have under the acquisition agreement. On August 27, 2012, the Company agreed to convert $48.7 million of the escrowed cash into 4,032,662 shares of the Company’s common stock at a price per share of $12.065. The conversion price was based on the trailing ten day volume weighted average price per share of the Company’s common stock through August 27, 2012, as quoted on the NYSE. All of the newly issued shares in the transaction remain in escrow in accordance with the terms of the original escrow agreement. The escrow will expire in 2015. The shares of common stock issued in the conversion transaction have not been registered under the Securities Act, and may not be offered or sold following the release of such shares from the escrow, absent registration or an applicable exemption from registration.
Registration Rights
The Company has entered into separate registration rights agreements with each of (1) Arena and Lovett Miller; (2) Sageview; and (3) the former stockholders of Tygris. Under the terms of these agreements, certain holders of the Company’s common stock or their transferees are entitled to certain rights with respect to the registration of such shares, which we refer to as the Registrable Securities, under the Securities Act.
Arena/Lovett Miller
The Company entered into an Amended and Restated Registration Rights Agreement with Arena and Lovett Miller on November 22, 2002, which the Company further amended on July 21, 2008. Under that agreement, Arena and Lovett Miller, as holders of Registrable Securities, have the right to demand, on an aggregate of three occasions, that the Company use its commercially reasonable best efforts to register their Registrable Securities and maintain the effectiveness of the corresponding registration statement for at least 270 days. Once in any given 12-month period, the Company may postpone the filing of such a registration statement for up to 120 days if the Board believes, in good faith, that the registration would require the disclosure of non-public information and that such disclosure would materially adversely affect any material business opportunity, transaction or negotiation then contemplated. In addition, the Company may postpone the filing of such registration statement for up to 180 days if the Board believes, in good faith, that the registration is not then in our best interests. Arena and Lovett Miller have the right to select a lead underwriter for the demand offering, subject to the Company’s approval, which may not be unreasonably withheld.
If the Company registers any of its common stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by the Company.
Sageview
The Company entered into a Registration Rights Agreement with Sageview on July 21, 2008. Under that agreement, Sageview has the right to demand, on an aggregate of three occasions, that we use our reasonable best efforts to register its Registrable Securities for public sale and maintain the effectiveness of the corresponding registration statement for at least 180 days. Once in any given 12-month period, the Company may postpone the filing of such a registration statement for up to 120 days if the Board believes, in good faith, that the registration would either materially adversely affect or materially interfere with a material financing or other material transaction, or require disclosure of non-public information which would materially adversely affect us. If the Company is eligible to file a shelf registration statement on Form S-3, Sageview may request that we register its Registrable Securities on a Form S-3. Sageview has the right to select underwriters for demand offerings, subject to our approval, which may not be unreasonably withheld.
If the Company registers any of its common stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all reasonable fees and expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by the Company.
Former Tygris Stockholders
The Company entered into a Registration Rights Agreement with Tygris on October 20, 2009 in connection with the Tygris acquisition. Under that agreement, former Tygris stockholders who are holders of Registrable Securities have the right to demand, on an aggregate of three occasions, that the Company use its reasonable best efforts to register their Registrable Securities for public sale and maintain the effectiveness of the corresponding registration statement for at least 180 days. Once in any given 12-month period, the Company may postpone the filing of such a registration statement for up to 120 days if our Board believes, in good faith, that the registration would either materially adversely affect or materially interfere with a material financing or other material transaction or require disclosure of non-public information which would materially adversely affect the Company. If the Company is eligible to file a shelf registration statement on Form S-3, the former Tygris stockholders may request that the Company register their Registrable Securities on a Form S-3. The holders of a majority of the former Tygris stockholders’ Registrable Securities covered by a demand registration have the right to select the underwriters for such offerings, subject to our approval, which may not be unreasonably withheld.
If the Company registers any of its common stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all reasonable fees and expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by the Company.
In addition to the Registration Rights Agreement entered into with Tygris in connection with the Tygris acquisition, the Company entered into a separate Registration Rights Agreement on August 27, 2012 with the former Tygris stockholders participating in the escrowed cash conversion transaction pursuant to which $48.7 million of escrowed cash was converted into 4,032,662 shares of our common stock. The terms of this 2012 Registration Rights Agreement are substantially identical to the terms of the Registration Rights Agreement entered into in connection with the Tygris acquisition.
Loans to Related Parties
Christopher Commander, the son of Charles E. Commander, III, a director of the Company, has an outstanding loan with EverBank. The loan, which accrued interest at an annual rate of 4.875%, had an aggregate balance (including accrued interest) of $388,810 as of December 31, 2012, and the largest aggregate amount of principal outstanding on the loan during the last fiscal year was $395,849. During 2012, $7,038 of principal was repaid on the loan, and $19,141 of interest was paid to EverBank.
Lauren Fant, the sister of W. Radford Lovett, II, a director of the Company, has an outstanding loan with EverBank. The loan, which accrued interest at an annual rate of 3.25%, had an aggregate balance (including accrued interest) of $1,311,448 as of December 31, 2012, and the largest aggregate amount of principal outstanding on the loan during the last fiscal year was $1,338,845. During 2012, $25,147 of principal was repaid on the loan, and $39,481 of interest was paid to EverBank.
Related Party Employees
Christian Kren, the brother-in-law of W. Blake Wilson, the Company’s President and Chief Operating Officer, is employed as a Finance Director-Residential and Consumer Lending, and received a salary and incentives of approximately $137,000 in 2012, as well as benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.
Relationship with HGL Properties LP, Ltd.
The Company leases office space from HGL Properties LP, Ltd. The general partner of HGL Properties LP, Ltd. is HGL Properties GP, Inc. Russell B. Newton, III is a director of the Company and is a shareholder of HGL Properties GP, Inc. In addition, Mr. Newton’s father is also a shareholder of HGL Properties GP, Inc. Together with his father, Mr. Newton owns approximately 64% of HGL Properties GP, Inc. In addition, Mr. Newton and his family members have an interest as limited partners of HGL Properties LP, Ltd. In total, Mr. Newton directly owns approximately 9.23% of HGL Properties LP, Ltd., and his immediate family members own approximately 43.0% of HGL Properties LP, Ltd. The Company believes the rental payments due under the several leases we have with HGL Properties LP, Ltd. are based on market rates and are commensurate with rental arrangements that would be obtained in arm’s-length negotiations with an unaffiliated third party. The leases contain customary terms and are filed as exhibits to the Company’s SEC filings. We paid rent to HGL Properties LP, Ltd. in the amount of $2,436,095 for the year ended December 31, 2012.
Relationship with Frilot, L.L.C.
Frilot, L.L.C. serves as the Company’s principal outside counsel for labor and employment matters and assists us on various other litigation and commercial matters from time to time. Miles P. Clements is the brother of Robert M. Clements, the Chairman of the Board and Chief Executive Officer, and is a partner and a member of the management committee of Frilot, L.L.C. The Company paid fees and related expenses to Frilot, L.L.C. for legal services rendered in the amount of $549,345 for the year ended December 31, 2012.

Relationship with Great Meadows I LLC and Great Meadows II LLC
Great Meadows I LLC and Great Meadows II LLC are parties to a commercial loan agreement with EverBank. David Surface, the brother of John S. Surface, the Company’s Executive Vice President, holds 5% interest in Great Meadows I LLC and Great Meadows II LLC, and he is the President of both entities. The largest aggregate balance under the loan agreement (including accrued interest) during the last fiscal year was $4,450,000, and the loan has an interest rate of 4.0%. During the last fiscal year, $745,367 of principal had been repaid, $205,367 of interest had been paid and $3,704,632 remained outstanding. The loan was made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the Company and did not involve more than the normal collection risk or present other unfavorable features.
Relationships in the Ordinary Course
The Company has had, and may be expected to have in the future, lending relationships in the ordinary course of business with the Company’s directors and executive officers, members of their immediate families and affiliated companies in which they are employed or in which they are principal equity holders. The lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the Company and do not involve more than normal collection risk or present other unfavorable features.

Policy Concerning Related Party Transactions
The Company has adopted a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship that involves (a) the Company or a consolidated subsidiary (whether or not the Company or the subsidiary is a direct party to the transaction), on the one hand, and (1) a director, executive officer or employee of the Company or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (2) any person who is the beneficial owner of more than 5% of the Company’s voting securities or a member of the immediate family of such person, on the other hand, and (b) exceeds $120,000, exclusive of employee compensation and directors’ fees. A copy of the Company’s procedures may be found at www.abouteverbank.com.

The policy assigns to the Nominating and Corporate Governance Committee the duty to ascertain that there is an ongoing review process of all related party transactions for potential conflicts of interest and requires that the Nominating and Corporate Governance Committee approve any such transactions. The Company’s Nominating and Corporate Governance Committee evaluates each related party transaction for the purpose of recommending to the disinterested members of the Board whether the transaction is fair, reasonable and within the policy, and should be ratified and approved by the Board. Relevant factors include the benefits of the transaction to the Company, the terms of the transaction, whether the transaction was on an arm’s-length basis and in the ordinary course of the Company’s business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least annually, management will provide the Nominating and Corporate Governance Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by the policy concerning related party transactions, will be subject to termination by the Company or the relevant subsidiary, if so directed by the Nominating and Corporate Governance Committee or the Board, taking into account factors as such body deems appropriate and relevant.

EXECUTIVE OFFICERS
The Board elects executive officers annually following the annual meeting of stockholders to serve until the meeting of the Board following the next annual meeting. The following table sets forth the name of each executive officer and the principal positions and offices he holds with the Company. For Messrs. Clements and Wilson, please refer to the section “Director Nominees— Directors With for Terms Expiring in 2014” and “Director Nominees— Directors With for Terms Expiring in 2015” above.

Name	Age	Position(s)
Robert M. Clements	50	Chairman of the Board and Chief Executive Officer
W. Blake Wilson	46	Director, President and Chief Operating Officer
Steven J. Fischer	43	Executive Vice President and Chief Financial Officer
Gary A. Meeks	67	Vice Chairman and Chief Risk Officer
John S. Surface	41	Executive Vice President
Thomas A. Hajda	55	Executive Vice President
Steven J. Fischer. Mr. Fischer has served as Executive Vice President and Chief Financial Officer of EverBank Financial Corp since 2011. Prior to joining the Company, Mr. Fischer was a partner in the Florida/Puerto Rico practice of Deloitte & Touche LLP since 2004, having joined Deloitte in 1992. He has over 18 years of public accounting experience and has provided advisory, attest and consulting services to clients primarily in the financial services industry. Mr. Fischer received a B.S. in Accounting and Finance from Florida State University and is a certified public accountant in Florida and Georgia.
Gary A. Meeks. Mr. Meeks has served as Vice Chairman of EverBank Financial Corp since 2005 and has served as Vice Chairman and Chief Risk Officer of EverBank Financial Corp since 2010. He has been involved in the mortgage banking industry since 1973 and is a Certified Mortgage Banker. Mr. Meeks joined the Company’s predecessor company in 1989 as President and Chief Executive Officer, having previously served in that capacity for Numerica Financial Services, Inc. Prior to entering the mortgage banking industry, Mr. Meeks was an officer in the U.S. Air Force from 1969 to 1972, where he attained the rank of Captain. Mr. Meeks received a B.B.A. and an M.B.A. from the University of Georgia.
John S. Surface. Mr. Surface has served as Executive Vice President—Corporate Development of EverBank Financial Corp since 2004. He manages the Company’s business development, partnership and M&A activities. He has been with the Company for 14 years and served previously as Vice President of Asset Management for the EverBank family of companies. In addition, he previously worked as an Associate at TSG Equity Partners, a venture capital investment firm. Mr. Surface has served on various nonprofit housing boards, including HabiJax and LISC Jacksonville, and serves on the Williams School Board of Advisors for Washington and Lee University. Mr. Surface received a B.S. in Business Management, magna cum laude and Phi Beta Kappa, from Washington and Lee University and an M.B.A. from Harvard Business School.
Thomas A. Hajda. Mr. Hajda joined the Company in 2002. He has served as Executive Vice President, General Counsel and Secretary of EverBank Financial Corp since 2012, and prior to that he served as Senior Vice President, General Counsel and Secretary. He leads the Company’s legal, compliance, quality control/ regulatory monitoring and testing departments. Prior to joining the Company, Mr. Hajda was Senior Vice President and Deputy General Counsel of HomeSide Lending, Inc. from 1993 to 2002, where he was principally responsible for mergers and acquisitions, corporate governance, consumer regulatory matters and strategic initiatives, including e-commerce, Internet-related, and intellectual property matters. Prior to HomeSide, Mr. Hajda was Senior Counsel at Bank of Boston, where he served as the senior legal officer for Bank of Boston’s corporate acquisitions and mergers, banking services, mortgage banking, credit card, merchant credit card, consumer lending, deposit operations, marketing, cash management, coin and currency, and related retail banking divisions.  Prior to Bank of Boston, Mr. Hajda was an associate at the law firm of Hinckley, Allen, Snyder & Comen where he concentrated in financial services law, with special attention to bank regulatory matters, interstate banking issues, branch banking issues and a host of consumer regulatory matters. Mr. Hajda received his Bachelor of Arts, magna cum laude, from Brown University and Doctor of Jurisprudence, magna cum laude, from the Indiana University Maurer School of Law.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our executives, and the material factors that we considered in making those decisions. Following this Compensation Discussion & Analysis, you will find a series of tables containing specific data about the compensation earned or paid in 2012 to the following individuals, to whom we refer as our “Named Executive Officers”:

•	Robert M. Clements, Chairman of the Board and Chief Executive Officer;
•	W. Blake Wilson, President and Chief Operating Officer;
•	Gary A. Meeks, Vice-Chairman and Chief Risk Officer;
•	John S. Surface, Executive Vice President—Corporate Development; and
•	Steven J. Fischer, Executive Vice President and Chief Financial Officer.

Executive Summary

2012 Performance and Financial Highlights. 2012 was a successful and transformational year for the Company as we completed our initial public offering, expanded our business and operations, and enhanced our profitability and value proposition for our stockholders. As illustrated by the following highlights, we made significant progress in 2012 towards our longer term strategic objectives.

•
Completed our initial public offering of common stock on May 8, 2012, raising approximately $220 million of growth capital. In August 2012, we converted approximately $48.7 million of cash held in escrow by former shareholders of Tygris Commercial Finance Group, Inc. into 4,032,662 shares of the Company’s common stock further increasing the Company’s capital. In addition, we completed the public offering of $150 million of our 6.75% Series A Non-Cumulative Perpetual Preferred Stock in November 2012.

•	Acquired a warehouse lending business from MetLife Bank and a commercial lending business from General Electric Capital Corporation.

•
Increased total assets by 40% from $13.0 billion at December 31, 2011 to $18.2 billion at December 31, 2012, and increased total deposits by 28% from $10.3 billion to $13.1 billion over the same period.

•	Increased revenue to $883.6 million for the year ending December 31, 2012, up 29% over the year ending December 31, 2011.

•	Increased net income to $74.0 million for the year ending December 31, 2012, an increase of 40% over the year ending December 31, 2011.

•	Achieved an adjusted return on equity (“ROE”) of 12.4% for 2012, up 177 basis points over 2011.

2012 Performance and Named Executive Officer Compensation. The compensation of our Named Executive Officers was affected by our financial results in 2012, both in the amount of cash compensation earned and the value of outstanding long-term equity awards. For example:

•
Annual cash bonuses for 2012 were based, in whole or in part, on the achievement of ROE goals on an absolute basis (weighted at 75%) and on a relative basis compared to the ROE of our financial performance peer group (weighted at 25%). The average aggregate payout for fiscal 2012 annual cash bonuses for our Named Executive Officers was 135% of target.

•
In connection with its annual review process, the Compensation Committee approved, on average, a 4.78% salary increase for each of the Named Executive Officers for 2013 based on the execution of our strategic initiatives during 2012.

•	In connection with its annual review process, the Compensation Committee approved equity awards in 2013 based on the execution of our strategic initiatives during 2012.

Elements of 2012 Named Executive Officer Compensation. Base salary, annual cash bonuses and long-term incentive stock awards comprise the total annual compensation for our Named Executive Officers. The table below provides a summary of the components of total annual compensation.

Compensation Element	What the Element Rewards	Purpose and Key Features	Performance Based?
Base Salary	• Scope of leadership responsibilities • Expected future performance	• Provide a steady source of income to the executives	No
Annual Cash Bonuses
•    Corporate Performance.
In the case of each Named Executive Officer, achievement of target ROE, on (i) an absolute basis (weighted at 75%) and (ii) a relative basis to the ROE of our financial performance peer group (weighted at 25%)
➢    Achievement of absolute ROE targets (in 2012, 10.3% ROE to achieve 100% of target annual cash bonus)
➢    Achievement of relative ROE targets (in 2012, at the median of the ROE of our peer group to achieve 100% of target annual cash bonus)

•    Individual Performance.
In the case of Mr. Surface, also the achievement of individual performance objectives

•    Encourage and reward achievement of short-term performance objectives

•    Bonuses for Messrs. Clements, Wilson, Meeks and Fischer are based solely on corporate performance (achievement of ROE thresholds on an absolute and relative basis)

•    Bonus for Mr. Surface is based on corporate performance (achievement of ROE thresholds on an absolute and relative basis) and individual performance
Yes, tied to our operating performance
Long-Term Equity Incentive Awards (in the form of stock options)	• Appreciation in the value of our common stock	• Align executives’ interests with those of our stockholders • Promote executive retention	Yes, tied to our stock price

Governance and Evolving Compensation Practices. The Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. The list below highlights some of the changes we have made to our compensation program in light of our transition from being a privately-held company to a publicly-traded company, as well as features of our compensation plans and policies that we believe are in keeping with best practices in executive compensation and corporate governance.

•
In 2012, the Compensation Committee transitioned from its historical practice of granting equity awards only on an occasional basis, including in connection with the achievement of certain milestones and the commencement of employment, to an annual equity grant practice.

•
For 2013, the Compensation Committee has selected a single peer group for purposes of both (i) analyzing and establishing competitive pay for our Named Executive Officers, and (ii) comparing the Company’s relative overall financial performance.

•
In 2013, the long-term equity incentive awards to our Named Executive Officers is comprised of a mix of stock options (50%) and restricted stock unit awards (50%), as opposed to the Company’s prior practice of granting equity awards primarily in the form of stock options.

•	We do not provide excessive executive perquisites to our Named Executive Officers.

•	Other than the 401(k) plan which is available to all of our employees, we do not offer any executive-level retirement benefits to our Named Executive Officers.

•	The change in control definition contained in the 2011 Omnibus Equity Incentive Plan is not a “liberal” definition triggered by mere stockholder approval of a transaction.

•	The 2011 Omnibus Equity Incentive Plan has “double-trigger” vesting for equity awards in the context of a change in control.

•	The 2011 Omnibus Equity Incentive Plan expressly prohibits repricing of options and stock appreciation rights (directly or indirectly) without prior stockholder approval.

•	The Compensation Committee does not believe that the work of its compensation consultant has raised any conflicts of interest.

•	Upon assessment in 2012, the Compensation Committee concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

•
Our stock ownership policy requires each Named Executive Officer to own shares of Company stock having a value of not less than five times his base salary, in the case of our Chief Executive Officer, and not less than three times his base salary, in the case of each of our other Named Executive Officers.

•
Our insider trading policy prohibits all employees from speculative trading in our stock (including prohibitions on buying call options and selling put options for our common stock) and places limitations on an employee’s ability to conduct short-term trading.

•
We plan to adopt a formal recoupment policy relating to incentive compensation impacted by restated financial statements when the SEC issues regulations describing the specific terms required under the Dodd-Frank Act.

Compensation Philosophy and Principles

Our compensation program is designed to attract and retain executive officers of the caliber and experience necessary to ensure our success, directly link pay to our performance, and create long-term value for our stockholders. This philosophy is reflected in the following guiding design principles:

•
Align Pay with Performance and Reinforce Business and Growth Strategies. We have structured our compensation program so that a significant percentage of each executive’s total compensation is “at risk” based on our corporate performance and, in certain cases, individual performance. Our compensation program is designed to reward desired performance and individual contributions, in each case, that promote our business and growth strategies.

•
Balance Short- and Long-Term Incentives. In order to both further align the interests of our executives with our stockholders and promote increased stock ownership levels among our executives, we strive to provide a balanced mix of short-term incentive awards, such as annual cash incentive awards, and long-term equity incentive awards, such as stock options.

•
Provide Competitive Compensation. In order to attract and retain qualified talent, we endeavor to maintain compensation levels that are competitive with our peers. To this end, we reviewed a comparative analysis of our executive compensation practices against the practices of a peer group comprised of companies similar to us in both growth strategy and business demographics.

•
Balance Risk and Return. Our compensation program integrates certain risk mitigation features designed to balance risk and financial results in a manner that does not encourage executives to expose us to imprudent risks.

How We Set Compensation
The Compensation Committee of our Board of Directors determines the compensation for our Named Executive Officers. Messrs. Clements and Wilson make recommendations to the Compensation Committee regarding the compensation for those Named Executive Officers who report to them.
Compensation Committee
The Compensation Committee sets and determines the compensation for the top level of our management, whom we refer to as Executive Management. Each Named Executive Officer is a member of Executive Management. The Compensation Committee is composed entirely of independent, non-management directors. The Compensation Committee reviews and recommends approval of all aspects of the compensation program for Executive Management and administers our stock incentive plans. In setting compensation, the Compensation Committee does not seek to allocate long-term and current compensation, or cash and non-cash compensation, in specified percentages. The Compensation Committee instead reviews each element of compensation independently and determines the appropriate amount for each element, as discussed below. However, the Compensation Committee traditionally places more emphasis on variable compensation, including annual cash bonuses and long-term equity awards, than on base salary.
The Compensation Committee also approves the performance goals for all Executive Management compensation programs that incorporate performance metrics and evaluates performance at the end of each performance period. The Compensation Committee approves our aggregate annual cash bonus award opportunities, stock option awards and restricted stock unit awards for Executive Management. The Compensation Committee also sets the level and components of the compensation for Mr. Clements and, after consultation with Mr. Clements, reviews and approves the compensation for Mr. Wilson. After consultation with Messrs. Clements and Wilson, the Compensation Committee also reviews and approves the compensation for the remaining Named Executive Officers and other members of Executive Management.

In making decisions regarding the compensation for the Named Executive Officers, the Compensation Committee focuses primarily on our overall performance, on an absolute and relative basis, and the executive officer’s individual performance. The Compensation Committee also considers the general business environment.

The Compensation Committee reviews and tracks each element of compensation for Executive Management through tally sheets. As part of such review, the Compensation Committee examines the value of each element of compensation that each member of Executive Management has received. The Compensation Committee believes that tally sheets provide a comprehensive picture of an executive’s total compensation, give the Committee a better understanding of how each component of an executive’s compensation package fits together and provide a context for making pay decisions. The Compensation Committee did not make any adjustment to our executive compensation programs as a result of its review of the tally sheets last year because the Committee concluded that the Company’s executive compensation program continues to meet the objectives described above.
Executive Officers
Decisions about individual compensation elements and total compensation, including those related to Mr. Clements, are ultimately made by the Compensation Committee. However, we believe that Messrs. Clements and Wilson are in the best possible position to assess the performance of the other members of Executive Management and, accordingly, they also play an important role in the compensation-setting process for executives other than themselves. Messrs. Clements and Wilson discuss Executive Management compensation (including compensation for each of the other Named Executive Officers) with the Compensation Committee and make recommendations on base salary and the other compensation elements.
Role of the Compensation Consultant
The Compensation Committee retained the services of Compensation Advisory Partners, LLC, or the Compensation Consultant, to provide independent compensation consulting advice. The Compensation Consultant advises the Compensation Committee on all matters related to the compensation of the Named

Executive Officers and the other members of Executive Management. Specifically, the Compensation Committee requested the Compensation Consultant provide it with the following assistance in 2012:

•	conduct a comprehensive review of the competitiveness and effectiveness of our executive compensation program relative to market practices and business goals;

•	evaluate pay levels and categories of executive compensation and recommended changes to such compensation, as appropriate;

•	provide annual analysis to the Compensation Committee regarding market trends and practices; and

•	assist in the annual risk assessment of incentive compensation plans (as described in detail in “—Additional Information Regarding Executive Compensation—Compensation Risk Assessment”).

Competitive Benchmarking

The Compensation Committee also reviewed a competitive benchmarking analysis when (i) analyzing and establishing competitive pay for Executive Management, and (ii) comparing the Company’s relative overall financial performance, which is a component of our annual cash bonus award as described below.

The Compensation Committee approved a group of similar-sized publicly-traded financial institutions and financial services firms, or the Competitive Pay Peer Group, to benchmark total compensation for each member of Executive Management. To achieve this goal, the Compensation Committee compared total compensation opportunities (which include base salary, target annual incentive and the targeted value of long-term incentives), as well as each individual element of pay, to the Competitive Pay Peer Group. The Compensation Committee selected the Competitive Pay Peer Group based upon relative size to the Company, business mix and profitability. The Compensation Committee intends for the Named Executive Officers’ compensation to be competitive with market practices, but does not benchmark to any particular percentile within the Competitive Pay Peer Group. Rather, the Compensation Committee used the market data as one reference point in its compensation decisions, along with many other factors, such as the individual’s performance, expectations regarding future potential contributions, retention strategies, and the Company’s performance as a whole.

The Compensation Committee also approved a second peer group to compare the Company’s relative overall financial performance when calculating annual cash bonus awards, or the Financial Performance Peer Group. The Compensation Committee selected the companies for the Financial Peer Group based on a higher performing subset of the Competitive Pay Peer Group and an additional set of higher performing companies identified as our competitive peers during the process leading up to the initial public offering of our common stock. As identified in the chart below, there is some overlap between the institutions that comprise our Competitive Pay Peer Group and our Financial Performance Peer Group.

EverBank Financial Corp 2012 Peer Groups

Institution	Assets* (in billions) 12/31/2012	Competitive Pay Peer Group	Financial Performance Peer Group
New York Community Bancorp Inc	$44,145		X
First Republic Bank	$34,388		X
BOK Financial Corp	$28,149	X	X
City National Corp	$28,618	X	X
First Citizens Bancshares Inc	$21,174	X
Hancock Holding Co	$19,464	X	X
Commerce Bancshares Inc	$22,160	X	X
TCF Financial Corp	$18,226	X
Cullen/Frost Bankers Inc	$23,124	X	X
Astoria Financial Corp	$16,497	X
Signature Bank	$17,456	X	X
Valley National Bancorp	$16,013	X
Washington Federal Inc	$13,107	X
FirstMerit Corp	$14,913		X
Bank of Hawaii Corp	$13,728		X
IBERIABANK Corp	$13,130	X	X
BankUnited Inc	$12,376		X
Prosperity Bancshares Inc	$14,584	X	X
F.N.B Corp	$12,024	X
Trustmark Corp	$9,829	X

*For comparison purposes, as of December 31, 2012, the Company’s assets were approximately $18.2 billion.

The Compensation Committee periodically reviews and may adjust the peer group companies as part of its regular review of executive compensation pay and practices in connection with future compensation decisions. As discussed above under “Governance and Evolving Compensation Practices,” the Compensation Committee selected one peer group for 2013 for purposes of both (i) analyzing and establishing competitive pay for Executive Management, and (ii) comparing the Company’s relative overall financial performance.

2012 Components of Executive Compensation
In 2012, the key elements of compensation for our Named Executive Officers generally consisted of base salary, annual cash bonuses and long-term incentives in the form of stock options. In addition, we maintain employment agreements with each Named Executive Officer that provide certain benefits as described below.
Annual Base Salaries
We believe that a significant portion of the Named Executive Officers’ compensation should be variable and based largely on our performance. We also believe that base salaries should be reflective of our Named Executive Officers’ roles and responsibilities. The Compensation Committee reviews salaries for the Named Executive Officers on an annual basis, as well as at the time of a promotion or other change in responsibilities. In general, the Compensation Committee increases base salary based upon its subjective evaluation of such factors as prevailing changes in market rates for equivalent executive positions in the Competitive Pay Peer Group, the individual’s level of responsibility, tenure with us and overall contribution to us. The Compensation Committee also takes into account Mr. Clements’ recommendations regarding salary increases for the other Named Executive Officers.

Based on that review, for 2012, the Compensation Committee approved base salary increases for the Named Executive Officers as described in the table below. The base salary increases for each Named Executive Officer were effective as of February 16, 2012. The higher percentage increase for Mr. Surface in 2012 reflected his increased leadership role and successful execution of our strategic initiatives in 2011.

Name	2011 Base Salary	$ Amount of Increase	% Amount of Increase	2012 Base Salary
Mr. Clements	$692,150	$27,850	4.0%	$720,000
Mr. Wilson	$599,500	$24,000	4.0%	$623,500
Mr. Meeks	$370,000	$15,000	4.0%	$385,000
Mr. Surface	$331,875	$38,125	10.5%	$370,000
Mr. Fischer	$325,000	$15,000	4.6%	$340,000
Annual Cash Bonuses
Annual cash bonuses reward the Named Executive Officers for achieving short-term (annual) financial objectives. The Named Executive Officers participate in an annual cash bonus program pursuant to which they may earn cash awards based on either (1) the achievement of corporate performance goals established annually by the Compensation Committee or (2) a combination of corporate performance goals and the Compensation Committee’s subjective assessment of individual performance. The Named Executive Officers had historically participated in our Senior Management Incentive Plan, or SMIP. Following consummation of our initial public offering in May 2012, the Named Executive Officers transitioned to our EverBank Financial Corp 2011 Executive Incentive Plan, or the Executive Incentive Plan. Participation under the Executive Incentive Plan did not result in any changes to the annual cash bonus potential for each Named Executive Officer or the performance criteria used to calculate such bonuses previously established by the Compensation Committee in March 2012 under the SMIP. When calculating bonuses as a percentage of salary, the Company used the base salary of each Named Executive Officer as of December 31, 2012.
General Discussion of Performance Criteria. Messrs. Clements, Wilson, Meeks and Fischer earn cash bonuses based solely on the achievement of pre-established corporate performance goals. Mr. Surface earns a cash bonus based on a combination of the achievement of pre-established corporate performance and individual performance goals (designated percentages of the basis for achievement of awards is indicated below). As discussed in greater detail below, Mr. Surface’s cash bonus is based on achievement of both corporate and individual performance goals because his effectiveness in the area of Corporate Development is not entirely reflected in the financial metrics on which the Company judges its overall performance.   The Compensation Committee established a target annual cash bonus expressed as a percentage of base salary for each Named Executive Officer, as set forth below.
Performance Criteria Applicable to Named Executive Officers

Name	Target Percentage of Base Salary Based on Corporate Performance	Target Percentage of Base Salary Based on Individual Performance	Total Target Bonus (Percentage of Base Salary)
Mr. Clements	140%	—%	140%
Mr. Wilson	130%	—%	130%
Mr. Meeks	100%	—%	100%
Mr. Surface	60%	20%	80%
Mr. Fischer	70%	—%	70%
Corporate Performance Criteria for Annual Cash Bonuses. The 2012 annual bonus opportunity for our Named Executive Officers under the Executive Incentive Plan was based, in whole or in part, on our achievement of ROE targets. We measured ROE using a combination of (i) absolute ROE targets (weighted at 75%) and (ii) our ROE performance relative to our Financial Performance Peer Group (weighted at 25%).

When calculating ROE, the Compensation Committee reserves the right to adjust the Company’s reported net income (presented in accordance with accounting principles generally accepted in the United States of America, or GAAP) to ensure that the Executive Incentive Plan fairly compensates participants for the actual performance of the Company and not as a result of extraordinary items and events. These adjustments generally account for significant unusual and/or nonrecurring items and other factors that are determined to be appropriate by the Compensation Committee. For this reason, we refer to ROE as “adjusted ROE.” A description of how the Compensation Committee calculated adjusted ROE for 2012 is included below.

The Compensation Committee believes such adjusted ROE is an appropriate performance goal for annual cash bonuses because this performance metric has meaningful bearing on long-term increases in stockholder value and the fundamental risk level and financial soundness of our business. In addition, the Compensation Committee believes that emphasizing adjusted ROE in 2012 was appropriate because, in light of the economic uncertainty that was expected for 2012 and the increased costs associated with the sweeping regulatory changes affecting us in 2012, the achievement of superior performance would be more meaningful than in past years.

2012 Absolute and Relative ROE Targets. In order to align incentive payments with our overall corporate performance goals, the Compensation Committee established the following target ranges to measure absolute and relative adjusted ROE:

		2012 Corporate Performance Factor
	{		2012 Target	2012 Performance, as Adjusted	Payout Grid %	Payout Grid
Weighting 75%						Company Adj. ROE Achievement	Payout %*
		Absolute Adjusted ROE	10.3%	13.3%	135%	13.3%	135%
						10.3%	100%
						6.3%	20%

	{		2012 Target	Peer Rank	Payout Grid %	Payout Grid
						Peer Rank	Payout %*
Weighting 25%		Relative Adjusted ROE	Median	100%	135%	>75th Percentile	135%
						Median	100%
						25th Percentile	20%
						<25th Percentile	0%
						*Note: Amounts in between are interpolated

Individual Performance Criteria for Mr. Surface. As discussed above, the 2012 annual bonus opportunity for Mr. Surface was based, in part, on our achievement of corporate performance goals and, in part, on his individual performance. Mr. Surface’s individual performance goals primarily related to his oversight of the Company’s evaluation and execution of strategic transactions and initiatives. His performance against these individual goals takes into account not only transactions which are completed, but also the effectiveness of the overall evaluation and acquisition process which may result in the Company’s determination not to pursue a particular strategic opportunity. To determine the payout based in part on individual performance, the Compensation Committee subjectively assessed the individual performance of Mr. Surface in this area after receiving input from Messrs. Clements and Wilson, as appropriate. The portion of bonus tied to individual performance metrics is capped at 100% of target.
Determination of 2012 Annual Cash Bonuses. In 2012, the Company achieved an adjusted ROE of 12.4%. However, for purposes of calculating adjusted ROE to determine annual cash bonuses for 2012, the Compensation Committee approved an adjusted ROE of 13.3% as calculated below. The increase reflects an adjustment for the dilutive effective of the Company’s May 2012 initial public offering of common stock.

Calculation of Adjusted ROE for 2012

	Net Income used for ROE Calculations	ROE and Adjusted ROE	Dilutive Effect of Common Stock IPO	Adjusted ROE
GAAP Net Income	$72,551	6.36%	0.46%	6.81%
Adjustment Items Approved by Compensation Committee:
Transaction expense, net of tax	5,355	0.47%	0.03%	0.50%
Non-recurring regulatory related expenses, net of tax	17,733	1.55%	0.11%	1.67%
Increase in Bank of Florida non-accretable discount, net of tax	3,195	0.28%	0.02%	0.30%
Adoption of Trouble Debt Restructuring guidance, net of tax	3,709	0.32%	0.02%	0.30%
Mortgage Servicing Rights impairment, net of tax	39,375	3.45%	0.25%	3.70%
Total adjustment items, net of tax	69,367	6.08%	0.44%	6.51%
Adjusted Net Income	$141,918	12.43%	0.89%	13.33%

Our adjusted ROE of 13.3% compared favorably to our Financial Peer Group, as set forth in the table below.

Financial Peer Company	2012 GAAP Net Income (millions)	2012 GAAP ROE	2012 Adjusted Net Income (millions)	2012 Adjusted ROE
New York Community Bancorp Inc	$501	8.9%	$542	9.8%
First Republic Bank	371	13.5%	288	10.6%
BOK Financial Corp	354	12.4%
City National Corp	208	9.3%
Hancock Holding Co	152	6.3%	184	7.6%
Commerce Bancshares Inc	269	12.4%
Cullen/Frost Bankers Inc	238	10.1%
Signature Bank	186	12.1%	184	12.0%
FirstMerit Corp	134	8.4%
Bank of Hawaii Corp	166	16.4%
IBERIABANK Corp	76	5.1%
BankUnited Inc	207	12.4%
Prosperity Bancshares Inc	168	9.2%
75th Percentile	269	12.4%	269	12.4%
Median	207	10.1%	207	10.1%
25th Percentile	166	8.9%	166	9.2%

Our adjusted ROE of 13.3% entitled Messrs. Clements, Wilson, Meeks, Surface and Fischer: (i) with respect to absolute ROE targets, to bonuses of 135% of their receptive target awards pursuant to the absolute ROE goals described above; and (ii) with respect to relative ROE targets, to bonuses of 135% of the target bonus award pursuant to the relative ROE goals described above.
In addition, the Compensation Committee determined based on the individual performance assessment described above that Mr. Surface earned 100% of his target payout under the individual component of the Executive Incentive Plan.
Based on the foregoing, the Compensation Committee paid the following annual cash bonuses to the Named Executive Officers:

Name	2012 Target Annual Cash Bonuses	Actual 2012 Annual Cash Bonuses	Actual 2012 Bonuses as % Of Base Salary
Mr. Clements	$1,008,000	$1,360,800	189.0%
Mr. Wilson	810,550	1,094,243	175.5%
Mr. Meeks	385,000	519,750	135.0%
Mr. Surface	296,000	373,700	101.0%
Mr. Fischer	238,000	321,300	94.5%
The 2012 annual cash bonuses received by our Named Executive Officers are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Equity Incentives
We place great importance on equity as a form of compensation, and stock ownership is a key objective of the compensation program. Historically, equity awards have constituted a significant portion of the Named Executive Officers’ compensation, primarily in the form of stock options, so as to tie compensation to stock price appreciation. As discussed above under “Governance and Evolving Compensation Practices,” the Company has historically granted equity awards only on an occasional basis, including in connection with the achievement of certain milestones and the commencement of employment. In 2012, the Compensation Committee reviewed its equity grant practices and determined that, beginning in 2012, the Named Executive Officers, with the exception of Mr. Fischer, would receive equity grants on an annual basis. In light of the substantial equity awards granted to Mr. Fischer in 2011 in connection with the commencement of his employment with us, the Compensation Committee decided that Mr. Fischer would not receive an annual grant in 2012 and instead will receive annual equity awards beginning in 2013. The Compensation Committee retains discretion to grant equity awards at any time, including in connection with the promotion of an executive, to reward an executive, for retention purposes or in other circumstances recommended by Messrs. Clements or Wilson.
In 2012, each of Messrs. Clements, Wilson, Meeks, and Surface received 100% of his long-term equity incentive award in the form of stock options. The Compensation Committee believes that stock options effectively align the interests of the recipients with those of our stockholders because stock options only have value if the price of a share of our common stock as of the exercise date increases relative to the price of a share of our common stock on the date of the award. In general, stock options vest ratably over a period of years, or cliff-vest at the end of a multi-year period. The Compensation Committee believes that the multi-year vesting period encourages executives to focus on the long-term maximization of stockholder value. In addition, the longer vesting period acts as a retention tool. Stock options may also have additional performance criteria required for vesting, as decided by the Compensation Committee from time to time. The exercise price for each stock option is no less than the fair market value of our common stock as of the date of grant, as calculated in accordance with the methodology described below under “—Determining Fair Market Value of Our Common Stock.”
The Compensation Committee approved the following grant date target values of long-term equity incentives for each Named Executive Officer after considering the long-term equity incentive values in the Competitive Pay Peer Group, relative contributions by each executive and the equity awards received by the executive in prior years.

Name	LTI Grant Value ($)
Mr. Clements	$650,000
Mr. Wilson	600,000
Mr. Meeks	150,000
Mr. Surface	150,000
Mr. Fischer	-
The number of options generally is calculated by dividing the target amount of compensation to be delivered through the award by the estimated fair market value of each grant of options. In 2012, each of Messrs. Clements, Wilson, Meeks, and Surface received nonqualified stock options that cliff vest on the third anniversary of the grant date. See footnote 2 to the 2012 Grants of Plan-Based Awards table for additional information regarding such option grants.
Determining Fair Market Value of Our Common Stock.  Prior to our May 2012 initial public offering, the Compensation Committee estimated the fair market value of our common stock for purposes of determining the exercise price of stock options and the value of restricted stock units based upon valuation multiples, including price-to-earnings and price-to-tangible book ratios of a peer group of publicly traded companies with comparable characteristics to us. The fair market value of our common stock used for these purposes had historically included a private security liquidity discount. Following our initial public offering, the fair market value of our common stock for purposes of determining the exercise price of stock options and the value of restricted stock units will be the market closing price on the date of grant.
Policies Related to our Compensation Program
Stock Ownership Guidelines. We require our Named Executive Officers and all our Executive Vice Presidents to have a meaningful equity stake in the Company to further align their economic interests with those of our stockholders. Our Stock Ownership Guidelines are summarized in the following table:

Stock Ownership Guidelines
Position	As a Multiple of Salary
CEO	5x Base Salary
All Other NEOs	3x Base Salary
All Other EVPs	2x Base Salary
All shares held or controlled by a Named Executive Officer are considered in determining compliance with this ownership requirement, including, but not limited to, direct holdings, and unvested restricted stock units. Each person subject to the Stock Ownership Guidelines is required to hold shares until he satisfies the Stock Ownership Guidelines. Currently, each of the Named Executive Officers, other than Mr. Fischer, owns the requisite number of shares.
Insider Trading Policy. Consistent with our compensation philosophy of rewarding Named Executive Officers based on the Company’s long-term success, the Company’s Insider Trading Policy prohibits all employees, including the Named Executive Officers, from speculative trading in our stock (including prohibitions on buying call options and selling put options for our common stock) and places limitations on a Named Executive Officer’s ability to conduct short-term trading, thus encouraging long-term ownership of our stock.
Clawback Policy.  Pursuant to the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance, as a result of misconduct, with financial reporting requirements under U.S. securities laws, our Chief Executive Officer and Chief Financial Officer must disgorge any bonus or other incentive-based or equity-based compensation paid to him (including profits realized from the sale of our securities) during the 12-month period following the first issuance or filing of the noncompliant financial information. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, all public companies will be required to adopt a formal recoupment policy relating to incentive compensation impacted by restated financial statements, the parameters of which will not be contingent on any person’s misconduct. The SEC has not yet issued the regulations that will describe the specific requirements for the policy required under the Dodd-Frank Act. We intend to address the new policy requirements after final regulations are released.

Tax Treatment of Various Forms of Compensation. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that public companies may deduct in any one year with respect to its Named Executive Officers other than the Chief Financial Officer, unless the compensation qualifies as “performance-based”. However, pursuant to a Section 162(m) transition rule, until the annual meeting of our stockholders in 2016, or until the 2011 Omnibus Equity Incentive Plan and Executive Incentive Plan are materially amended, if earlier, awards (including our annual cash bonuses) granted under such plans will be exempt from the deduction limits of Section 162(m). In order for awards granted after the expiration of such transition period to be exempt, each of the 2011 Omnibus Equity Incentive Plan and Executive Incentive Plan must be resubmitted for approval by our stockholders.
Other Benefits
Our Named Executive Officers participate in various health, life and disability plans that are generally made available to all salaried employees. These plans consist of the following:

•
our 401(k) Savings Plan, which in 2012 permitted employees to contribute up to 100% of their pre-tax compensation, up to certain IRS compensation deferral amount limits, with Company matching contributions of up to 4% of the employees’ eligible compensation contributions;

•	Profit Sharing under the 401(k) Savings Plan;

•	a health care plan that provides medical and dental coverage for all eligible employees; and

•	certain other welfare benefits (such as sick leave, vacation, etc.).
In general, Company-provided benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with us. These benefits help us to be competitive in attracting and retaining employees. Benefits also help to keep employees focused without distractions related to health care costs, adequate savings for retirement and similar issues. The Compensation Committee concluded that these employee benefit plans are consistent with industry standards. In 2012, we did not offer any additional retirement or deferred compensation plans or benefits to our Named Executive Officers.
The Company also provides the Named Executive Officers with certain limited perquisites and other personal benefits that the Company believes are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees. Messrs. Clements and Wilson have access to use of the Company’s aircraft for personal use, but they reimburse the Company for the incremental cost of such use. In addition, in 2012, each of Messrs. Clements, Wilson, Meeks and Surface (along with each other holder of the Company’s previously outstanding Series A 6% Cumulative Convertible Preferred Stock) received a one-time special cash dividend payment in connection with the mandatory conversion into common stock of their Series A 6% Cumulative Convertible Preferred Stock. The special cash dividend payments to Messrs. Clements, Wilson, Meeks and Surface included tax gross-up payments of $246,580, $158,866, $131,293 and $39,703, respectively, which were intended to reimburse the shareholders for the tax resulting from the Company-mandated conversion of the preferred stock in connection with the Company’s initial public offering of common stock. For additional detail on the perquisites provided to the Named Executive Officers, please refer to footnote 5 to the Summary Compensation Table below.
Employment and Severance Arrangements
Employment agreements secure the services of key talent within the highly competitive financial services industry in which we operate. Generally, we enter into employment agreements with high performing and long-term potential senior employees and structure the agreements to carefully balance the individual financial goals of the executives relative to our needs and those of our stockholders. Each of the Named Executive Officers has entered into an employment agreement with us.

The employment agreements define compensation and benefits payable in certain termination scenarios, giving the executives some certainty regarding their individual outcomes under these circumstances. Each employment agreement includes provisions that (1) prohibit the executive from competing against us (or working for a competitor) during a specified period after the executive leaves us, and (2) provide severance payments upon the executive’s termination of employment by us for other than “cause” or by the executive for “good reason,” or, in the case of Mr. Meeks, upon his resignation for any reason. We believe the employment agreements are a necessary component of the compensation package provided to Messrs. Clements, Wilson, Meeks, Surface and Fischer because: (1) the noncompetition provisions protect us from a competitive disadvantage if one of the executives leaves us; and (2) the severance provisions serve as an effective recruiting and retention tool. The Compensation Committee approves the initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in our business environment.
The specific terms of these employment arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in “—Additional Information Regarding Executive Compensation—Potential Payments Upon a Change in Control” and “—Additional Information Regarding Executive Compensation—Potential Payments Upon Termination of Employment.”
Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis (CD&A) included in this proxy statement. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in this proxy statement.

Scott M. Stuart (Chairman)
Richard P. Schifter
Alok Singh
Robert J. Mylod, Jr.
The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Additional Information Regarding Executive Compensation
Compensation Risk Assessment
In 2012, representatives of our legal department along with our Compensation Consultants and outside legal advisors conducted (and presented to the Compensation Committee) a risk assessment of our compensation plans and programs to determine whether incentive compensation programs are reasonably likely to have a material adverse effect on the Company. This risk assessment consisted of a review of cash and equity compensation provided to our employees, with a focus on incentive compensation plans which provide variable compensation to employees based upon our performance and that of the individual. The incentive plans are designed to provide a strong link between performance and pay. In the study, we found that our compensation programs include some of the following risk-mitigating characteristics:

•	balance of short-and long-term incentive opportunities of fixed and variable compensation features;

•	plans include multiple qualitative and quantitative metrics;

•	compensation programs have strong governance and oversight with multi-level reviews to help mitigate the opportunity for individuals to receive short-term payouts for risky performance behaviors;

•	comprehensive review of pay mix and levels for senior executives with line of sight; and

•	the Compensation Committee approves performance awards for executive officers based on corporate and/or individual performance.
In light of the review, the Company concluded that the compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on us. The Company also concluded that risks can be effectively monitored and managed. The Compensation Committee agreed with the process undertaken and the findings associated with this risk assessment and will continue to consider compensation risk implications during its deliberations on designing our compensation programs.
Summary Compensation
The following table sets forth the cash and other compensation that we paid to our Named Executive Officers, or that was otherwise earned by our Named Executive Officers, for their services in all capacities during the last three fiscal years.
Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($) (5)	Total ($)
Robert M. Clements	2012	720,000		650,000	1,360,800	271,113	3,001,913
Chairman of the Board and Chief Executive Officer	2011	692,150		—	813,969	25,916	1,532,035
	2010	634,967		—	1,111,250	27,894	1,774,111

W. Blake Wilson	2012	623,500		600,000	1,094,243	183,519	2,501,262
President and Chief Operating Officer	2011	599,500		—	654,654	27,833	1,281,987
	2010	549,982		396,344	893,750	28,811	1,868,887

Gary A. Meeks	2012	385,000		150,000	519,750	155,090	1,209,840
Vice-Chairman and Chief Risk Officer	2011	370,000		—	310,800	25,127	705,927
	2010	349,924		—	437,500	25,048	812,472

John S. Surface	2012	370,000		150,000	373,700	63,725	957,425
Executive Vice President of Corporate Development	2011	331,875		—	207,700	26,663	542,238
	2010	308,135		—	255,750	22,692	586,577

Steven J. Fischer	2012	340,000		—	321,300	18,434	679,734
Executive Vice President and Chief Financial Officer	2011	235,208	(2)	615,750	191,100	65,989	1,108,047

(1)
We maintain an employment agreement with each of our Named Executive Officers. The employment agreements outline the terms of our compensation arrangement with each executive, including base salaries, bonuses and benefits. Base salary plays a relatively modest role in overall compensation because we believe compensation should be based largely on our performance. The terms of post-employment compensation and benefits under the employment agreements are described in further detail below in “—Potential Payments Upon Termination of Employment.”

(2)	Mr. Fischer began employment with us in April 2011. His base salary for 2011 was pro-rated accordingly.
(3)
Reflects the aggregate grant date fair value of option awards. These amounts were computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, Compensation—Stock Compensation. The assumptions used in calculating these amounts are incorporated by reference to Note 21 to the financial statements in our annual report on Form 10-K filed with the SEC on March 15, 2013.

(4)
Reflects the dollar amount of non-equity incentive compensation amounts earned in 2012 and paid in 2013 under the Executive Incentive Plan and earned in 2011 and 2010 and paid in 2012 and 2011, respectively, under the SMIP. For more information regarding the non-equity incentive compensation amounts, see “—Compensation Discussion and Analysis.”

(5)
All Other Compensation for 2012 includes (i) profit sharing contributions of $12,385 for each of Messrs. Clements, Wilson, Meeks and Surface, and $7,052 for Mr. Fischer, (ii) 401(k) matching contributions of $11,204, $11,043, $10,645, $10,616 and $10,402 for each of Messrs. Clements, Wilson, Meeks, Surface and Fischer, respectively, and (iii) tax gross-up payments of $246,580, $158,866, $131,293 and $39,703 for each of Messrs. Clements, Wilson, Meeks and Surface, respectively, related to the mandatory conversion of their Series A 6% Cumulative Convertible Preferred Stock. For more information regarding the tax gross-up payments, see “—Compensation Discussion and Analysis.” Perquisites and other personal benefits totaled less than $10,000, as did certain other non-perquisite items. Accordingly, per SEC rules, such items have been excluded from this footnote.

Grants of Plan-Based Awards
The following table sets forth the target cash bonuses for each of our Named Executive Officers in 2012 and the grants of equity awards made to each of our Named Executive Officers during 2012.
2012 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Clements		—	1,008,000	1,360,800
	2/27/2012				126,459	13.83	650,000
Mr. Wilson		—	810,550	1,094,243
	2/27/2012				116,731	13.83	600,000
Mr. Meeks		—	385,000	519,750
	2/27/2012				29,182	13.83	150,000
Mr. Surface		—	296,000	373,700
	2/27/2012				29,182	13.83	150,000
Mr. Fischer		—	238,000	321,300	—	—	—

(1)
Reflects target and maximum bonus opportunities for each of our Named Executive Officers under the Executive Incentive Plan. For additional information regarding the Executive Incentive Plan, see “—Compensation Discussion and Analysis.”

(2)
Reflects options granted by the Compensation Committee on February 27, 2012, under the First Amended and Restated 2005 Equity Incentive Plan, or the 2005 Plan. All of the options are subject to three-year cliff vesting.

(3)
The options were granted prior to our May 2012 initial public offering. Accordingly, the Compensation Committee determined the fair market value of our common stock for purposes of the exercise price of such options. A description of the process used in determining the fair market value of our common stock is described above under “—Long-Term Equity Incentives—Determining Fair Market Value of Our Common Stock.”

(4)
Determined pursuant to ASC Topic 718, Compensation—Stock Compensation. The assumptions used in calculating these amounts are incorporated by reference to Note 21 to the financial statements in our annual report on Form 10-K filed with the SEC on March 15, 2013.

Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised options and stock awards outstanding as of December 31, 2012 for each of our Named Executive Officers.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (15)
Mr. Clements	225,000	(1)	—		5.33		2/1/2015
	1,500,000	(2)	375,000	(2)		(2)		(2)
	—		126,459	(3)	13.83		2/27/2022
Mr. Wilson	165,000	(4)	22,500	(4)	5.33		1/2/2017		75,000	(14)	1,118,250
	75,000	(5)	—		6.09		1/2/2016
	75,000	(6)	—		7.20		1/2/2017
	75,000	(7)	—		7.88		1/2/2018
	75,000	(7)	—		7.92		1/2/2019
	49,995	(9)	25,005	(9)	10.63		1/2/2020
	1,380,000	(2)	345,000	(2)		(2)		(2)
	—		116,731	(3)	13.83		2/27/2022
Mr. Meeks	300,000	(2)	75,000	(2)		(2)		(2)
	—		29,182	(3)	13.83		2/27/2022
Mr. Surface	75,000	(10)	—		5.00		6/30/2014
	37,500	(11)	—		5.33		2/1/2015
	22,500	(12)	—		6.09		2/1/2016
	630,000	(2)	165,000	(2)		(2)		(2)
	—		29,182	(3)	13.83		2/27/2022
Mr. Fischer	—		150,000	(13)	15.90		6/6/2021

(1)	Reflects options granted on February 1, 2005, under our 2005 Plan, which vest in four equal annual installments beginning on the grant date.
(2)	Reflects options granted on October 31, 2008, under our 2005 Plan. The following table reflects the vesting schedule, exercise price and expiration date of each tranche in this grant:

	Exercise Price	Mr. Clements	Mr. Wilson	Mr. Meeks	Mr. Surface
Total Shares Awarded		1,875,000	1,725,000	375,000	825,000
Shares Vested on July 21, 2009*	$8.55	375,000	345,000	75,000	165,000
Shares Vested on July 21, 2010	$8.55	250,000	230,000	50,000	110,000
	$10.55	125,000	115,000	25,000	55,000
Shares Vested on July 21, 2011	$10.55	291,667	268,333	58,333	128,333
	$13.21	83,333	76,667	16,667	36,667
Shares Vested on July 21, 2012	$13.21	333,333	306,667	66,660	146,667
	$15.88	41,667	38,333	8,340	18,333
Shares Vested on July 21, 2013	$15.88	375,000	345,000	75,000	165,000
Expiration Date*	N/A	July 20, 2018	July 20, 2018	July 20, 2018	July 20, 2018
     *Options which vested on July 21, 2009 will expire on July 20, 2013.

(3)	Reflects options granted on February 27, 2012, under our 2005 Plan, which vest 100% on the third anniversary of the grant date.
(4)	Reflects options granted on January 2, 2005, under our 2005 Plan. See the following table for the vesting schedule of each tranche in this grant:

Vesting Dates	Percentage of Options Vested on Each Vesting Date	Number of Options Vested on Each Vesting Date
January 2, 2006	4%	7,500
January 2, 2007	8%	15,000
January 2, 2008	12%	22,500
January 2, 2009	16%	30,000
January 2, 2010	20%	37,500
January 2, 2011	16%	30,000
January 2, 2012	12%	22,500
January 2, 2013	8%	15,000
January 2, 2014	4%	7,500

Total Shares Vested		187,500

(5)	Reflects options granted on January 2, 2006, under our 2005 Plan, which vested in three equal annual installments beginning on the first anniversary of the grant date.
(6)	Reflects options granted on January 2, 2007, under our 2005 Plan, which vested in three equal annual installments beginning on the first anniversary of the grant date.
(7)	Reflects options granted on January 2, 2008, under our 2005 Plan, which vested in three equal annual installments beginning on the first anniversary of the grant date.
(8)	Reflects options granted on January 2, 2009, under our 2005 Plan, which vested in three equal annual installments beginning on the first anniversary of the grant date.
(9)	Reflects options granted on January 2, 2010, under our 2005 Plan, which vest in three equal annual installments beginning on the first anniversary of the grant date.
(10)	Reflects options granted on July 15, 2002, under the EverBank Financial, L.P. Incentive Plan, or our Predecessor Plan, which vested in four equal annual installments beginning on the grant date.
(11)	Reflects options granted on June 30, 2004, under our Predecessor Plan, which vested 100% on the third anniversary of the grant date.
(12)	Reflects options granted on February 1, 2005, under our 2005 Plan, which vested 100% on the third anniversary of the grant date.
(13)
Reflects options granted on June 6, 2011 under our 2005 Plan. One-half of the options are subject to five-year cliff vesting; the remainder of the options vest on the second, third, fourth and fifth anniversaries of April 13, 2011, respectively, with the percentage of options that vest on such dates dependent upon whether the fair market value of our common stock has appreciated from April 13, 2011 by more than 200% or 300%, as the case may be.

(14)	Reflects restricted stock units granted on January 2, 2005, under our 2005 Plan, which vest in five equal annual installments beginning on January 1, 2010.
(15)	Based on the Company’s closing stock price of $14.91 on December 31, 2012.

Options Exercised and Restricted Stock Units Vested in 2012
The following table summarizes amounts received by Named Executive Officers in 2012 upon the exercise of their respective stock options and the vesting of restricted stock units:
2012 Option Exercises and Stock Vested

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Clements	—	—	—	—
Mr. Wilson	150,000	1,541,500	37,500	518,625	(3)
Mr. Meeks	—	—	—	—
Mr. Surface	89,520	575,507	90,000	900,000
Mr. Fischer	—	—	—	—

(1)
Represents the number of options for our common stock that were exercised in 2012, and the aggregate value of the shares of common stock received upon exercise based upon the difference between the exercise price and the fair market value of our common stock on the exercise date.

(2)
Represents the number of restricted stock units that vested and converted to shares of our common stock in 2012, and the aggregate value of such shares of our common stock based upon the fair market value of our common stock on the vesting date.

(3)
The restrictions lapsed on 37,500 restricted stock units held by Mr. Wilson. Mr. Wilson surrendered 13,907 of such restricted stock units to satisfy the related withholding taxes due on such lapse, and received a net of 23,593 shares of our common stock as a result.

Potential Payments Upon Termination of Employment
We have entered into employment agreements with each of our Named Executive Officers that provide for certain payments and benefits upon their termination of employment for various reasons.
Payments Made Upon Termination Without Cause or Good Reason
Messrs. Clements and Wilson. In the event of Mr. Clements’ or Mr. Wilson’s termination of employment by us without Cause or by the executive for Good Reason, and upon signing a general release of claims against the Company, the executive will be entitled to:

•
severance equal to 2 times the average of his annual base salary in effect for the year in which termination occurs and his annual base salary during immediately preceding year, plus 2 times the average of his target bonus for the year in which his termination occurs and his actual bonus for the immediately preceding year, payable in installments over 24 months; and

•	continued group health benefits for 18 months and, at the conclusion of such 18-month period, a lump sum cash payment in an amount equal to 6 times the monthly cost to us of such benefits.
As described below, each of Messrs. Clements and Wilson is subject to certain restrictive covenants during his employment with us, and for 18 months following his termination of employment. Prior to the completion of the first 12 months of such restriction period, the executive may elect to be released from the remaining 6 months of the restriction period, in which case he will forfeit the remaining cash severance payments that would otherwise would have been payable over the remaining 12 months and the group health benefits that would have been available to him over the remaining 12 months.
The employment agreements with Messrs. Clements and Wilson also provide that the executive will be entitled to a tax gross-up payment from us to cover any excise tax liability he may incur under Section 280G of the Code.
Mr. Meeks.  Upon termination by Mr. Meeks for any reason or termination by us without Cause, Mr. Meeks will be entitled to his annual base salary in effect immediately preceding his termination, payable in equal installments over 12 months, and his target bonus in effect immediately preceding his termination, which is payable within 45 days following termination. He is also entitled to continued group health benefits for a period of 12 months. In the event that, for the year of termination, actual results under our bonus program would have resulted in Mr. Meeks receiving an above-target bonus payment, we will pay to Mr. Meeks an additional payment equal to the amount by which his bonus, using actual results, exceeds the amount that he received using his target bonus in effect immediately preceding his termination, payable within 90 days following the end of the plan year. Further, all unvested options will expire on the date of termination except those that would otherwise vest no later than 45 days after termination, and those will vest on termination.
Messrs. Surface and Fischer.  In the event of Mr. Surface’s or Mr. Fischer’s termination of employment by the Company without Cause or by the executive for Good Reason, and the executive signs a general release of claims against the Company, he will be entitled to:

•
severance equal to his annual base salary in effect immediately preceding his termination, plus his target bonus in effect immediately preceding his termination, payable in installments over 12 months; and

•	continued group health benefits for a period of 12 months.
Definitions Applicable to Agreements. For purposes of all such employment agreements, the following definition applies:

•
“Cause” generally means the executive’s (1) willful and substantial failure or refusal to perform his duties; (2) material breach of his fiduciary duties to the Company; (3) gross negligence or willful misconduct in the execution of his professional duties (or, in the case of Mr. Meeks, willful misconduct of laws, rules and regulations) which is materially injurious to the Company; or (4) illegal conduct which results in a conviction of a felony (or a no contest or nolo contendere plea thereto) and which is materially injurious to the business or public image of the Company.

For purposes of the employment agreements with Messrs. Clements, Wilson, Surface and Fischer, the following definition applies:

•
“Good Reason” generally means (1) the assignment to executive of duties that are inconsistent with his duties as contemplated under the employment agreement; (2) an adverse change in the executive’s position as a result of significant diminution in his duties or responsibilities; (3) a reduction in the executive’s base salary and/or target bonus opportunity; (4) relocation of executive’s principal office more than 50 miles; or (5) the Company’s breach of its material obligations under the employment agreement.

Restrictive Covenants
The employment agreements each contain confidentiality covenants that apply during and following the executives’ employment with us. The agreements also contain certain non-compete and non-solicitation obligations that, in the case of Messrs. Clements and Wilson, continue for a certain period of 18 months following termination (or 12 months if the executive elects to forfeit a portion of his severance, as discussed above), and in the case of Messrs. Meeks, Surface and Fischer, continue for a period of 12 months following the executive’s termination of employment.
Summary of Termination Payments and Benefits
The following table summarizes the approximate value of the termination payments and benefits that each of our Named Executive Officers would receive if he had terminated employment at the close of business on December 31, 2012. The table does not include certain amounts that the Named Executive Officer would be entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees, such as our 401(k) plan. It also does not include values of awards that would vest normally on or prior to December 31, 2012.

	Termination of Employment: By Executive for Good Reason; By Us Without Cause (Not in Connection with a Change of Control)
	Clements ($)	Wilson ($)	Meeks ($)	Surface ($)	Fischer ($)
Cash severance(1)	3,234,119	2,688,204	904,750	666,000	578,000
Health care benefits continuation (2)	20,553	20,553	8,939	13,540	13,540
Health care benefits—lump sum payment (3)	6,851	6,851	—	—	—
Stock options(4)	136,575	448,435	31,516	31,516	—
Restricted stock units(5)	—	1,118,250	—	—	—

Total	3,261,523	4,282,293	913,689	679,540	591,540

	Death or Disability
	Clements ($)	Wilson ($)	Meeks ($)	Surface ($)	Fischer ($)
Pro rata bonus(6)	1,360,800	1,094,243	519,750	373,700	321,300
Cash severance(1)	—	—	904,750	—	—
Health care benefits continuation (2)	—	—	8,939	—	—
Stock options(4)	136,575	448,435	31,516	31,516	—
Restricted stock units(5)	—	1,118,250	—	—	—

Total	1,360,800	2,660,928	1,433,439	405,216	321,300

(1)
Reflects (i) for Messrs. Clements and Wilson, an amount equal to two times the average of the executive officer’s annual base salary in effect for the year in which termination occurs and his annual base salary during the immediately preceding year, plus two times the average of his target bonus in effect for the year in which termination occurs and his actual bonus for the immediately preceding year; and (ii) for Messrs. Meeks, Surface and Fischer, an amount equal to the executive officer’s annual base salary in effect immediately preceding the executive officer’s termination plus his target bonus in effect immediately preceding the executive officer’s termination. The cash severance is paid in equal installments over a two-year period, in the case of Messrs. Clements and Wilson, or a one-year period, in the case of Messrs. Surface and Fischer. In the case of Mr. Meeks, his salary is payable over a one-year period and his bonus is payable within 45 days following termination. Mr. Meeks will receive severance following his resignation for any reason or termination by us without Cause.

(2)
Reflects the cost of continued medical benefits, based on (i) our portion of the projected cost of the benefits (the executive pays the employee-cost for such coverage), and (ii) the level of medical coverage selected by the executive.

(3)
Reflects the full cost to us of the lump sum payment, based on the level of medical coverage selected by the executive, assuming the executive does not elect to be released from the remainder of the restrictive covenants period.

(4)
Reflects the difference between the Company’s closing stock price of $14.91 on December 31, 2012 and the exercise price of the executive’s outstanding, unvested stock options that become fully-vested and exercisable upon such termination in accordance with the terms of the underlying option agreement. Since the exercise price of Mr. Fischer’s outstanding stock options exceeds the Company’s year-end closing price, they are valued at $0 in the table.

(5)
Represents the value of shares underlying outstanding restricted stock units, based on the Company’s closing stock price of $14.91 per share on December 31, 2012, which vest and convert to shares of common stock in accordance with the terms of the underlying restricted stock unit agreement.

(6)	Reflects the prorated portion (based on the effective date of his termination) of the payment that the executive would have received under our bonus plan for the year of his termination.

Potential Payments Upon a Change in Control
The following table summarizes the approximate value of the payments that each of our Named Executive Officers would receive if (i) a change in control of the Company occurred on December 31, 2012, regardless of whether his employment was terminated in connection with the change in control, or (ii) a change in control of the Company occurred on December 31, 2012, and the Named Executive Officer terminated employment for Good Reason or we had terminated his employment without Cause as of such date. The table does not include values of awards that would vest normally on or prior to December 31, 2012:

	Change of Control (No Termination of Employment)					Termination of Employment: By Executive for Good Reason; By Us Without Cause (In Connection with a Change of Control)
	Clements ($)	Wilson ($)	Meeks ($)	Surface ($)	Fischer ($)	Clements ($)	Wilson ($)	Meeks ($)	Surface ($)	Fischer ($)
Cash severance(1)	-	-	-	-	-	3,234,119	2,688,204	904,750	666,000	578,000

Health care benefits continuation(2)	-	-	-	-	-	20,533	20,533	8,939	13,540	13,540

Health care benefits – lump sum payment (3)	-	-	-	-	-	6,851	6,851	-	-	-

Stock Options(4)	136,575	448,435	31,516	31,516	-	136,575	448,435	31,516	31,516	-

Restricted Stock Units(5)	-	1,118,250	-	-	-	-	1,118,250	-	-	-

280 gross-up payment(6)	-	-	-	-	-	-	-	-	-	-

Total	136,575	1,566,685	31,516	31,516		3,398,078	4,282,273	945,205	711,056	591,540

(1)
Reflects (i) for Messrs. Clements and Wilson, an amount equal to two times the average of the executive officer’s annual base salary in effect for the year in which termination occurs and his annual base salary during the immediately preceding year, plus two times the average of his target bonus in effect for the year in which termination occurs and his actual bonus for the immediately preceding year; and (ii) for Messrs. Meeks, Surface and Fischer, an amount equal to the executive officer’s annual base salary in effect immediately preceding the executive officer’s termination plus his target bonus in effect immediately preceding the executive officer’s termination. The cash severance is paid in equal installments over a two-year period, in the case of Messrs. Clements and Wilson, or a one-year period, in the case of Messrs. Surface and Fischer. In the case of Mr. Meeks, his salary is payable over a one-year period and his bonus is payable within 45 days following termination. Mr. Meeks will receive severance following his resignation for any reason or termination by us without Cause.

(2)
Reflects the cost of continued medical benefits, based on (i) our portion of the projected cost of the benefits (the executive pays the employee-cost for such coverage), and (ii) the level of medical coverage selected by the executive.

(3)
Reflects the full cost to us of the lump sum payment, based on the level of medical coverage selected by the executive, assuming the executive does not elect to be released from the remainder of the restrictive covenants period.

(4)
Reflects the difference between the Company’s closing stock price of $14.91 on December 31, 2012 and the exercise price of the executive’s outstanding, unvested stock options that become fully-vested and exercisable upon a change in control in accordance with the terms of the underlying option agreement. Since the exercise price of Mr. Fischer’s outstanding stock options exceeds the Company’s year-end closing price, they are valued at $0 in the table.

(5)
Represents the value of shares underlying outstanding restricted stock units, based on the Company’s closing stock price of $14.91 per share on December 31, 2012, which vest and convert to shares of common stock upon a change in control in accordance with the terms of the underlying restricted stock unit agreement.

(6)
The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate. Neither Mr. Clements nor Mr. Wilson would have incurred a 280G excise tax in connection with a change in control and termination of employment occurring on December 31, 2012. Messrs. Meeks, Surface and Fisher are not entitled to a gross-up payment under their employment agreements.

Compensation of Directors
Compensation of Directors in 2012
The following table sets forth the compensation paid by us to the members of the Board of Directors of the Company for all services in all capacities during 2012:
Director Compensation

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)
Name (1)			Total ($)
Gerald S. Armstrong	102,000	—	102,000
Charles E. Commander, III	64,000	50,000	114,000
Joseph D. Hinkel	67,000	50,000	117,000
Merrick R. Kleeman	51,000	50,000	101,000
Mitchell M. Leidner	52,000	50,000	102,000
W. Radford Lovett, II	53,000	50,000	103,000
Robert J. Mylod, Jr.	56,000	50,000	106,000
Russell B. Newton, III	103,000	—	103,000
William Sanford	51,000	50,000	101,000
Richard P. Schifter	101,000	—	101,000
Alok Singh	102,000	—	102,000
Scott M. Stuart	109,500	—	109,500

(1)	Messrs. Clements and Wilson served on the Board of Directors of the Company in 2012. Neither Messrs. Clements nor Wilson were compensated for their service on the Board of Directors.
(2)	The amounts in this column reflect the sum of the retainer, meeting and special fees earned by each director as shown below:

Director	Meeting Fees ($)(a)	Annual Retainer ($)	Committee Chair Retainer ($)	Cash Compensation in Lieu of Equity(b)
Gerald S. Armstrong	2,000	50,000		50,000
Charles E. Commander, III	4,000	50,000	10,000	—
Joseph D. Hinkel	2,000	50,000	15,000	—
Merrick R. Kleeman	1,000	50,000		—
Mitchell M. Leidner	2,000	50,000		—
W. Radford Lovett, II	3,000	50,000		—
Robert J. Mylod, Jr.	1,000	50,000	5,000	—
Russell B. Newton, III	3,000	50,000		50,000
William Sanford	1,000	50,000		—
Richard P. Schifter	1,000	50,000		50,000
Alok Singh	2,000	50,000		50,000
Scott M. Stuart	2,000	50,000	7,500	50,000

(a)
For services rendered by our non-employee directors in January and February of 2012, each director received a $1,000 attendance fee for attending each Board of Director meeting or committee meeting (whether in person or via telephone). Please see below for a description of our current cash compensation program for non-employee directors serving on our Board of Directors.

(b)	Reflects $50,000 in cash compensation in lieu of restricted stock units having an equivalent value, as described in greater detail in the narrative following this table.
(3)
Reflects the aggregate grant date fair value of 3,615 restricted stock units granted on March 28, 2012, computed in accordance with ASC Topic 718, Compensation—Stock Compensation. The grant date fair value of the restricted stock units was determined by reference to the closing price of the shares on the grant date.  The restrictions on the restricted stock units lapse on March 28, 2013, one year from the date of grant. Other than the restricted stock units granted on March 28, 2012, our non-employee directors do not hold any unvested stock awards or any option awards.

Description of Director Compensation Program

In February 2012, our Compensation Committee engaged the Compensation Consultants to evaluate our compensation practices for non-employee directors. In March 2012, we adopted the following cash compensation program for non-employee directors serving on our Board of Directors:

•	$50,000 annual retainer fee for serving on the Board of Directors, payable on a quarterly basis;

•	$15,000 annual retainer fee for the Chairman of our Audit Committee, payable on a quarterly basis;

•	$10,000 annual retainer fee for the Chairman of our Risk Committee, payable on a quarterly basis;

•	$7,500 annual retainer fee for the Chairman of our Compensation Committee, payable on a quarterly basis; and

•	$5,000 annual retainer fee for the Chairman of our Nominating and Corporate Governance Committee, payable on a quarterly basis.
From time to time, our directors are encouraged to attend Director Workshops held by the Office of the Comptroller of the Currency. In addition to reimbursing those directors who attend such meetings all reasonable travel expenses, hotel and meals, we pay such directors an attendance fee of $1,500 per meeting.
In addition to the cash compensation component described above, each non-employee director of our Board of Directors is eligible to receive an annual award of restricted stock units having a value of $50,000. As noted above, non-employee directors associated with certain institutional holders will receive $50,000 in cash compensation in lieu of the restricted stock units in light of various regulatory considerations. The restrictions will lapse on each such annual grant of restricted stock units in full one year from the grant date. Those non-employee directors receiving cash in lieu of restricted stock units will receive the $50,000 on the same date the restrictions lapse on the restricted stock units. We have either granted restricted stock units or accrued for the $50,000 cash payment in lieu of restricted stock units to our non-employee directors for 2012.
Commencing with our 2013 annual stockholder meeting, each director elected at such meeting will either be granted on such meeting date an award of restricted stock units having a value of $50,000 or be eligible to receive $50,000 in cash compensation in lieu of restricted stock units on the same date the restrictions lapse on the restricted stock units granted on such meeting date. The number of restricted stock units to be granted will be determined based on the closing price of the Company’s common stock on the grant date (or as of the next succeeding business day if the grant date is not a trading date).
We reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Director and committee meetings. We do not compensate our directors who are employed by us for their services as directors.
Certain of our directors who joined our Board of Directors on or before December 30, 2010, and who continued to serve for a minimum of five years, were eligible to receive a $5,000 credit for each year of service on our Board of Directors up to $50,000 payable upon their departure from our Board of Directors. These deferred amounts are not eligible for above-market or preferential earnings. This policy was frozen in December 2010 and is not available to directors who joined our Board after such date. Each of our non-employee directors, with the exception of Messrs. Armstrong and Hinkel, is eligible to receive a payment of up to $50,000 when they leave our Board, the exact amount of which will depend on the years of service on our Board. Mr. Commander will receive the full $50,000 upon his departure from the Board of Directors following the Annual Meeting.
Stock Ownership Guidelines for Non-Employee Directors
We require our non-employee directors to own meaningful equity stake in the Company to further align their economic interests with stockholders. Our directors are required to own a number of shares of Company stock having a value of not less than $150,000. All shares held or controlled by a director are considered in determining compliance with this ownership requirement, including, but not limited to, direct and indirect holdings and unvested restricted stock units granted by the Company. Each director will be required to hold shares of Company stock until he satisfies the Stock Ownership Guidelines. Currently, each non-employee director, other than Messrs. Sanford and Schifter, owns the requisite number of shares.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information regarding shares of our common stock authorized for issuance under equity compensation plans as of December 31, 2012:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)(2)	(b)(3)	(c)(4)
Equity compensation plans approved by security holders (1)	11,714,822	$11.53	14,980,764
Equity compensation plans not approved by security holders (5)	—	$—	—

Total	11,714,822	$11.53	14,980,764

(1)	Includes the 2011 Plan, the 2005 Plan and the Predecessor Plan.
(2)
Includes (i) options to purchase 7,500 shares of our common stock granted under the 2011 Plan; (ii) 11,736 restricted stock units granted under the 2011 Plan; (iii) options to purchase 11,367,337 shares of our common stock granted under the 2005 Plan; (iv) 151,999 restricted stock units granted under the 2005 Plan; and (v) 225,750 options to purchase shares of our common stock granted under the Predecessor Plan.

(3)	Calculation of weighted-average exercise price includes options but does not include restricted stock units that convert to shares of common stock for no consideration.
(4)
Includes 2,988,264 shares available for issuance pursuant to grants of full-value stock awards (such as restricted stock, restricted stock units and performance shares) under the 2011 Plan. No future grants may be awarded under the 2005 Plan or the Predecessor Plan.

(5)	We do not maintain any equity compensation plans that have not been approved by our stockholders.

PROPOSAL 2—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The Board recommends that the stockholders ratify the selection of Deloitte & Touche LLP. In the event that the selection is not ratified by the required stockholder vote, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change during the current year, but the vote would be considered in connection with the engagement of independent auditors for 2014.

Deloitte & Touche LLP has been engaged to provide auditing services and also to provide tax services and general accounting advice. In making this selection, the Audit Committee considered whether the engagement by the Company of Deloitte & Touche LLP for services other than audit services is compatible with Deloitte & Touche LLP’s independence.

Deloitte & Touche LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2012, and a representative of the firm will be present at the Annual Meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Fees

The aggregate fees paid to Deloitte & Touche LLP by the Company during 2012 and 2011 are set forth in the following table:

	2012	2011
Audit fees (1)	$2,843,519	$2,342,273
Audit related fees (2)	1,656,164	1,618,634
Tax fees (3)	716,760	842,236
All other fees (4)	486,321	60,000

Total fees	$5,702,764	$4,863,143

(1)
Audit fees include fees associated with the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, SEC regulatory filings, various acquisitions, statutory audits, and financial audits of subsidiaries.

(2)
Audit related fees include fees associated with reviews of the Company’s quarterly reports on Form 10-Q, and fees for assurance related to offerings of the Company’s securities, not reported under “Audit fees”.

(3)	Tax fees include fees associated with tax compliance services, tax advice, and tax planning.
(4)	All other fees were comprised of fees for permissible advisory services.

In accordance with the Audit Committee Charter, the Audit Committee must pre-approve any engagement of Deloitte & Touche LLP for audit or non-audit services. The Audit Committee has delegated to its chairperson the authority to pre-approve permissible non-audit services. Any such approval of non-audit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting.

Board of Directors Recommendation

The Board unanimously recommends you vote “FOR” this Proposal 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is currently comprised of three directors, each of whom have been determined to be independent by the Board, as required by applicable securities laws and regulations and rules of the NYSE, and financially literate based on standards adopted by the NYSE and the Board. The Company’s audited financial statements as of and for each of the three years in the period ended December 31, 2012, are included in the Company’s Annual Report on Form 10-K for the 2012 fiscal year. The Company, acting through its management and the Board, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Deloitte & Touche LLP, independent auditors engaged by the Company, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and for annually auditing the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the audited financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed with Deloitte & Touche LLP their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards , Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence in relation to the Company.

The Audit Committee has discussed with the Company’s internal auditors and Deloitte & Touche LLP the overall scope and plans for their respective audits. The Committee regularly meets with the Company’s internal auditors and Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal accounting and financial reporting controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee approved including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Submitted by the Audit Committee:

Joseph D. Hinkel, Chairman
Mitchell M. Leidner
Charles E. Commander, III

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders intended to be presented at the Company’s 2014 annual meeting of stockholders must be received by the Company, at its principal office at 501 Riverside Ave., Jacksonville, FL, 32202, not earlier than December 3, 2013 and not later than January 3, 2014, for consideration for possible inclusion in the proxy statement relating to that meeting.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder even if the proposal is not to be included in the Company’s proxy statement, the Company’s by-laws provide that the stockholder must give timely notice in writing to the Company’s Corporate Secretary at least ninety (90) days, but no more than one hundred twenty (120) days prior to the anniversary of the date on which we first mailed or delivered our proxy materials or Notice of Internet Availability of Proxy Materials, as applicable, for the Annual Meeting; provided that in the event that the Company’s 2014 annual meeting of stockholders is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. Any notice must include the following information: (i) as to each matter such stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of such stockholder; (ii) the class and total number of shares of all stock of the Company that are owned beneficially or of record by the stockholder and any affiliates or associates of the same; (iii) the name of each nominee holder of shares of stock of the Company owned beneficially but not of record by such stockholder, and the class and total number of shares of all stock of the Company held by such nominee holder; (iv) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder, or any affiliates or associates of such stockholder, with respect to stock of the Company; (v) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Company) has been made by or on behalf of such stockholder, or any affiliates or associates of such stockholder, the effect or intent of any of the foregoing to mitigate loss to, or to manage risk or benefit of stock price changes for, such stockholder, or any affiliates or associates of such stockholder, or to increase or decrease the voting power or pecuniary or economic interest of such stockholder, or any affiliates or associates of such stockholder, with respect to stock of the Company; (vi) a description of all agreements, arrangements, or understandings (whether written or oral) between such stockholder, or any affiliates or associates of such stockholder, and any proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are being made by such stockholder, and any material interest of such stockholder, or any affiliates or associates of such stockholder, in such nomination, including any anticipated benefit therefrom to such stockholder, or any affiliates or associates of such stockholder; (vii) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice; and (viii) any other information relating to the stockholder that Regulation 14A of the Securities Exchange Act of 1934, as amended, requires us to disclose in solicitations for proxies for the election of directors. A proxy may confer discretionary authority to vote on any matter at an annual meeting if the Company does not receive proper notice of the matter within the time frame described above.

 The by-laws of the Company include provisions requiring advance notice of a stockholder’s nomination of members of the Board. For a description of the procedure please see “Board Composition—Stockholder Nominations for Election to the Board” above.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirement for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to all holders at that address. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our common stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our common stock are held in street name should contact their broker if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, EverBank Financial Corp, 501 Riverside Ave., Jacksonville, FL 32202 or call us at 904-281-6000.

EXPLANATORY NOTE

 We are an “emerging growth company” under applicable federal securities laws and are therefore permitted to take advantage of certain reduced public company reporting requirements. However, to date, we have chosen not to avail ourselves of “emerging growth company” status for any purposes other than the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation.  We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the sale by us of common equity securities pursuant to an effective registration statement under the Securities Act; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer,” as defined under the Exchange Act. We expect that by next year we will no longer be an “emerging growth company,” and as a result, will hold a nonbinding advisory vote on executive compensation in 2014.

OTHER BUSINESS

The Company does not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the proxy card.

EVERBANK FINANCIAL CORP
501 RIVERSIDE AVENUE
12TH FLOOR
JACKSONVILLE, FL 32202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the election of all of the following nominees as directors (Proposal 1):

For All	Withhold All	For All Except
O	O	O

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors
Nominees

01 Gerald S. Armstrong 02 Joseph D. Hinkel 03 Robert J. Mylod, Jr. 04 Russell B. Newton, III

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. The ratification of the Audit Committee's selection of Deloitte & Touche LLP as EverBank Financial Corp's independent registered public accounting firm for the fiscal year ending December 31, 2013.	O	O	O

0000167276_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

EVERBANK FINANCIAL CORP
Annual Meeting of Stockholders
May 23, 2013 9:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) (Appointee) and (Appointee), or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of EVERBANK FINANCIAL CORP that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM, EDT on 5/23/2013, at the EverBank Center Auditorium 301 W. Bay Street Jacksonville, FL 32202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000167276_2 R1.0.0.51160